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As filed with the Securities and Exchange Commission on October 29, 2004

Registration No. 333-113742

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRIMEDIA Inc.
(Exact name of Registrant as specified in its charter)

Delaware	2721	13-3647573
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

745 Fifth Avenue
New York, New York 10151
(212) 745-0100

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Beverly C. Chell, Esq.
PRIMEDIA Inc.
745 Fifth Avenue
New York, New York 10151
(212) 745-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gary I. Horowitz, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address Including Zip Code and Telephone Number Including Area Code of Registrant Guarantor's Principal Executive Offices
About, Inc.	Delaware	13-4034015	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Canoe & Kayak, Inc.	Delaware	41-1895510	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Channel One Communications Corp.	Delaware	13-3783278	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Cover Concepts Marketing Services, LLC	Delaware	04-3370389	745 Fifth Avenue New York, New York 10151 (212) 745-0100
CSK Publishing Company Inc.	Delaware	13-3023395	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Films for the Humanities & Sciences, Inc.	Delaware	13-1932571	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Haas Publishing Companies, Inc.	Delaware	58-1858150	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Hacienda Productions, Inc.	Delaware	13-4167234	745 Fifth Avenue New York, New York 10151 (212) 745-0100
HPC Brazil, Inc.	Delaware	13-4083040	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Business Magazines & Media Inc.	Delaware	48-1071277	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Media Central IP Corp.	Delaware	13-4199107	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Motor Trend Auto Shows Inc.	Delaware	57-1157124	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Paul Kagan Associates, Inc.	Delaware	13-4140957	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Finance Shared Services, Inc.	Delaware	13-4144616	745 Fifth Avenue New York, New York 10151 (212) 745-0100

PRIMEDIA Holdings III Inc.	Delaware	13-3617238	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Information Inc.	Delaware	13-3555670	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Magazines Inc.	Delaware	13-3616344	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Magazine Finance Inc.	Delaware	13-3616343	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Special Interest Publications Inc.	Delaware	52-1654079	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Workplace Learning LLC	Delaware	13-4119787	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Workplace Learning LP	Delaware	13-4119784	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Enthusiast Publications, Inc.	Pennsylvania	23-1577768	745 Fifth Avenue New York, New York 10151 (212) 745-0100
The Virtual Flyshop, Inc.	Delaware	01-0775104	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Go Lo Entertainment, Inc.	Delaware	95-4307031	745 Fifth Avenue New York, New York 10151 (212) 745-0100
IntelliChoice, Inc.	California	77-0168905	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Kagan Media Appraisals, Inc.	California	77-0157500	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Kagan Seminars, Inc.	California	94-2515843	745 Fifth Avenue New York, New York 10151 (212) 745-0100
McMullen Argus Publishing, Inc.	California	95-2663753	745 Fifth Avenue New York, New York 10151 (212) 745-0100
Simba Information Inc.	Connecticut	06-1281600	745 Fifth Avenue New York, New York 10151 (212) 745-0100

Kagan World Media, Inc.	Delaware	77-0225377	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Companies Inc.	Delaware	13-4177687	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Leisure Group Inc.	Delaware	51-0386031	745 Fifth Avenue New York, New York 10151 (212) 745-0100
PRIMEDIA Specialty Group Inc.	Delaware	36-4099296	745 Fifth Avenue New York, New York 10151 (212) 745-0100

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 29, 2004

PROSPECTUS

Offer to exchange $300,000,000 8% Senior Notes due 2013
for
$300,000,000 8% Senior Notes due 2013,
which have been registered under the Securities Act of 1933

The Exchange Offer

•
We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that are freely tradeable, except in limited circumstances described below.

•
You may withdraw tenders of old notes at any time before the expiration of the exchange offer.

•
The exchange offer expires at 11:59 p.m., New York City time, on                        , 2004, unless extended. We do not currently intend to extend the expiration date.

•
The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•
We will not receive any proceeds from the exchange offer.

The New Notes

•
The new notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the old notes.

•
The terms of the new notes to be issued in the exchange offer are substantially identical to the old notes, except that the new notes will be freely tradeable, except in limited circumstances described below.

•
The new notes will be unconditionally guaranteed on a senior basis by all our domestic wholly-owned restricted subsidiaries, other than securitization subsidiaries.

Resales of New Notes

•
The new notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods.

        If you are a broker-dealer and you receive new notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. By making that acknowledgment, you will not be deemed to admit that you are an underwriter under the Securities Act of 1933, as amended. Broker-dealers may use this prospectus in connection with any resale of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We will make this prospectus available to any broker-dealer for use in any such resale for a period of up to 180 days from the date on which the exchange offer is consummated, subject to limited exceptions. A broker-dealer may not participate in the exchange offer with respect to old notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

        If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the new notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

You should consider carefully the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2004.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file reports, proxy and information statements and other information with the Commission. Those reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of those materials also can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to "incorporate by reference" into this prospectus, which means that we can disclose important business and financial information about us that is not included in or delivered with the document. We incorporate by reference into this prospectus the following documents filed with the Commission:

  (a)
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (as amended by the Form 10-K/A filed on September 23, 2004);

  (b)
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

  (c)
  our current reports on Form 8-K dated May 5, 2004, May 10, 2004, May 14, 2004, July 7, 2004, August 5, 2004, September 13, 2004, September 23, 2004 and October 5, 2004 and Exhibit 99.1 to our current report on Form 8-K dated February 5, 2004.

        All documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of those documents.

        You may obtain copies of those documents from us, free of cost, by contacting us at the following address or telephone number:

      Corporate Secretary
      PRIMEDIA Inc.
      745 Fifth Avenue
      New York, New York 10151
      (212) 745-0100

        In order to obtain timely delivery of these documents, you should make any request no later than five business days before you must make your business decision.

        Information that we file later with the Commission and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

ii

SUMMARY

        The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and accompanying notes incorporated by reference in this prospectus. Unless the context otherwise indicates, the term "we" or "PRIMEDIA" means the consolidated business operations of PRIMEDIA Inc. and its subsidiaries. You should carefully consider the risks included under the caption "Risk Factors." Market share data contained in this prospectus are based upon a product's share of advertising or circulation, depending on the product, as compared to its direct competition.

Our Company

        PRIMEDIA Inc. is one of the largest targeted media companies in the United States. Our properties deliver content via print (magazines, books and directories), live events (trade and consumer shows), video, as well as the Internet and other marketing solutions in niche markets. For the year ended December 31, 2003, PRIMEDIA had revenues of $1,331,531 and net income of $38,872.

        In October 2003, PRIMEDIA appointed Kelly P. Conlin as its President and Chief Executive Officer. Mr. Conlin is now PRIMEDIA's chief operating decision maker. After reviewing the Company's operations, Mr. Conlin and the executive team implemented a change in the Company's reportable segments effective in the fourth quarter of 2003 to conform with the way the Company's businesses are assessed and managed. As a result of this change in reportable segments, as disclosed in the Company's Current Report on Form 8-K dated September 13, 2004 (which updates the Company's previously issued annual financial statements and the related financial statement schedules originally reported within the Company's Annual Report on Form 10-K for the year ended December 31, 2003), all prior periods were restated to conform with the new segment format.

        The Company's newly designated segments are comprised of: Enthusiast Media, Consumer Guides, Business Information and Education and Training. The results of these newly established segments will, consistent with past practice, be regularly reviewed by the Company's chief operating decision maker and the executive team to determine how resources will be allocated to each segment and to assess the performance of each segment.

Recent Developments

        The Company entered into a series of transactions with the intention to redeem its highest cost of capital security, the Series J Convertible Preferred Stock, which had an annual pay-in-kind dividend yield of approximately 13%. On May 14, 2004 the Company issued $175,000 of Senior Floating Rate Notes due 2010 and entered into a new $100,000 term loan C credit facility with a maturity date of December 31, 2009. The Company used the proceeds from these transactions to make voluntary pre-payments to the term loans A and B with the remainder used to temporarily pay down all outstanding advances under its revolving credit facility. On July 7, 2004, the Company redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares for approximately $178,000, using cash on hand of approximately $33,000 and approximately $145,000 of advances under its revolving credit facility.

        Separately, on September 2, 2004, the Company sold all of its investment in approximately 36% of the stock of All About Japan, Inc. for proceeds of approximately $16,700. The investment was previously accounted for within the Company's Enthusiast Media Segment using the equity method of accounting. At the time of sale, the investment had no carrying value, as a result of the recording of historical losses and impairment charges which occurred in 2001.

        On September 24, 2004, the Company announced that it will explore strategic options for its Workplace Learning division and is actively pursuing the sale of the division at this time. The Company believes that there will not be a material loss relating to the sale of this division. Workplace Learning is a division of the Company's Education and Training segment and provides integrated learning solutions for more than eight million professionals in the industrial, healthcare, banking, automotive, fire and emergency, government and law, and security markets. The Interactive Medical Network division of Workplace Learning is not part of this strategic initiative. The Company has retained education and training specialist investment bank Berkery Noyes & Co., LLC to manage the sale process.

Summary of Terms of the Exchange Offer

        On May 15, 2003, we completed the private offering of $300,000,000 aggregate principal amount of our 8% senior notes due 2013 in a transaction exempt from registration under the Securities Act. On that date, we and our domestic wholly-owned restricted subsidiaries, other than securitization subsidiaries, which we refer to as the guarantors, entered into a registration rights agreement with the initial purchasers in the private offering in which we and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and we agreed to complete the exchange offer within 12 months after the date of original issuance of the old notes. For a more complete description of the terms of the exchange offer see "The Exchange Offer." You are entitled to exchange in the exchange offer your old notes for new notes which are identical in all material respects to the old notes except:

    •
    the new notes have been registered under the Securities Act of 1933; and

    •
    the additional interest which would be payable on the old notes in specified circumstances are no longer applicable.

The Exchange Offer	We are offering to exchange up to $300,000,000 aggregate principal amount of old notes for up to $300,000,000 aggregate principal amount of new notes. Old notes may be exchanged only in integral multiples of $1,000.
Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation and Morgan Stanley & Co. Incorporated, we believe that the new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:
	•	are not an affiliate of ours within the meaning of Rule 405 under the Securities Act; and
	•	are acquiring the new notes in the ordinary course of your business and have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.
Each participating broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."
Any holder of old notes who:
	•	is an affiliate of ours within the meaning of Rule 405 under the Securities Act;
	•	does not acquire new notes in the ordinary course of its business; or
	•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption from the registration and prospectus delivery requirements of the Securities Act, must comply with those requirements in connection with the resale of the new notes.
Expiration Date; Withdrawal of Tender	The exchange offer will expire at 11:59 p.m., New York City time, on , 2004, or on a later date and time if we decide to extend the exchange offer. We refer to the date on which the exchange offer will expire as the expiration date. We do not currently intend to extend the expiration date. A tender of old notes in the exchange offer may be withdrawn at any time before the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.
Material Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "The Exchange Offer—Material Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must:
	•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal;
	•	mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address indicated on the cover page of the letter of transmittal; or
	•	if you hold old notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any new notes that you receive will be acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person or entity to participate in a distribution of the new notes;
	•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of those new notes; and

• you are not an affiliate, as defined in Rule 405 of the Securities Act, of ours.
Special Procedures for Beneficial Owners	If you are a beneficial owner of old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact that registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.
Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or to comply with the applicable procedures under DTC's Automated Tender Offer Program before the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Effect on Holders of Outstanding Notes	Once we complete the exchange of all validly tendered old notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no additional interest paid on the old notes under the circumstances described in the registration rights agreement. If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold the old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the completion of the exchange offer.
We expect that the exchange of new notes for old notes will have a material adverse effect on the trading market for old notes.
Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Material Income Tax Considerations	The exchange of old notes for new notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences."
Use of Proceeds	We will not receive any cash proceeds from the issuance of new notes in connection with the exchange offer.
Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are provided in the section captioned "The Exchange Offer—Exchange Agent" of this prospectus.

Summary of Terms of the New Notes

Maturity	May 15, 2013.
Interest Payment Dates	May 15 and November 15 of each year, commencing November 15, 2004.
Optional Redemption	At any time on or after May 15, 2008, we may redeem all or a part of the new notes at the redemption price specified in this prospectus under "Description of New Notes—Optional Redemption."
At any time before May 15, 2006, we may redeem up to 35% of the new notes with the net proceeds of certain equity offerings at a redemption price of 108%, as long as at least 65% of the aggregate principal amount of the new notes remains outstanding after the redemption. See "Description of New Notes—Optional Redemption."
In addition, we may redeem all or a part of the new notes if we become subject to a change of control at any time, at the redemption price described under "Description of New Notes—Change of Control—Optional Redemption Upon Change of Control."
Change of Control	If we become subject to a change of control, we will be required to make an offer to purchase any new notes that we do not redeem as provided under "Optional Redemption" above, at a purchase price of 101% of the principal amount of those new notes, plus accrued and unpaid interest to the date of purchase.
Guarantees	The new notes will be fully and unconditionally guaranteed, on a senior basis, jointly and severally, by each of our wholly-owned domestic restricted subsidiaries, other than securitization subsidiaries. Our present and future foreign subsidiaries and our partially owned domestic subsidiaries will not be guarantors of the new notes.
Ranking	The new notes will be senior obligations secured as described below and will rank pari passu in right of payment to all our existing and future senior indebtedness and senior to any future subordinated indebtedness of ours.
The guarantees of the new notes will rank pari passu in right of payment with all existing and future senior indebtedness of our subsidiary guarantors, including those subsidiaries' guarantees of our obligations under our bank credit facilities and our other outstanding senior notes.

The new notes will be initially secured, on an equal and ratable basis with indebtedness under our bank credit facilities and our other existing senior notes, by a pledge of the stock of PRIMEDIA Companies Inc., an intermediate holding company owned directly by us which owns directly or indirectly all shares of PRIMEDIA's subsidiaries. The pledge in favor of the lenders under our bank credit facilities may be released by such lenders in certain circumstances or may be terminated when all obligations under the pledge (other than our other senior debt obligations) have been paid in full, and in either case, the pledge securing these notes and our other existing senior notes will be automatically released. See "Description of New Notes—Certain Covenants—Limitations on Liens" and "Description of New Notes—Security."
As of June 30, 2004, we had approximately $1,629.2 million of senior indebtedness, consisting of $25.5 million of capital leases, $433.1 million of borrowings under our bank credit facilities (including $20.2 million of outstanding letters of credit), $225.5 million of our 7 5/8% senior notes due 2008, $470.1 million of our 8 7/8% senior notes due 2011, $300 million of the old notes and $175.0 million of our senior floating rate notes due 2010, all of which (other than the capital leases) was guaranteed on a senior basis by our subsidiaries guaranteeing the new notes and secured pursuant to the pledge described above.
As of June 30, 2004, there was $385.5 million available for borrowing under our bank credit facilities.
As of June 30, 2004, we had no subordinated indebtedness outstanding. Subject to the financial covenants in our bank credit facilities, we have the option at any time to exchange our outstanding series of preferred stock into subordinated indebtedness, which, as of June 30, 2004, represented an aggregate principal amount of $650.1 million (including $175.5 million of the Series J Convertible Preferred Stock, all of which was redeemed on July 7, 2004—see "Recent Developments").
Restrictive Covenants	We will issue the new notes under an indenture containing covenants for your benefit. These covenants restrict our ability and the ability of our subsidiaries, with exceptions, to:
• incur additional debt;
• create or permit to exist certain liens;
• pay dividends on or repurchase or retire capital stock;
• make investments in certain subsidiaries;
• sell assets or equity interests in subsidiaries;
• enter into transactions with affiliates; and
• consolidate, merge or transfer all or substantially all of our assets.
These covenants are subject to a number of important exceptions and qualifications.

Selected Consolidated Financial Information

        The selected consolidated operating and balance sheet data are derived in part from our audited consolidated financial statements contained in our Current Report on Form 8-K dated September 13, 2004 (which updates the Company's previously issued annual financial statements and the related financial statement schedules originally reported within the Company's Annual Report on Form 10-K for the year ended December 31, 2003) and from our unaudited condensed consolidated financial statements contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2004. The historical data are only a summary and should be read in conjunction with the historical consolidated financial statements and related notes contained in the Current Report on Form 8-K dated September 13, 2004 (which updates the Company's previously issued annual financial statements and the related financial statement schedules originally reported within the Company's Annual Report on Form 10-K for the year ended December 31, 2003) and the Form 10-Q for the quarter ended June 30, 2004, which have been incorporated by reference in this prospectus. In the opinion of management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations as of and for the six months ended June 30, 2004 and 2003 are not necessarily indicative of our results for any other interim period or for the full year.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)		(dollars in thousands, except per share amounts)
Operating Data:
Revenues, net(1)	$667,362	$664,778	$1,331,531	$1,397,640	$1,360,610	$1,324,007	$1,383,165
Depreciation of property and equipment(2)	21,902	26,459	54,874	68,014	74,980	49,354	44,554
Amortization of intangible assets, goodwill and other(3)(7)	10,783	20,605	75,765	204,153	676,628	107,051	428,038
Other (income) charges(4)	16,795	12,087	29,983	67,418	40,923	41,570	(213,580)
Operating income (loss)	64,046	50,115	81,656	(96,197)	(642,880)	(2,286)	17,458
Provision for impairment of investments(5)	(804)	(7,727)	(8,975)	(19,045)	(106,200)	(188,526)	—
Interest expense	(58,742)	(65,203)	(124,104)	(139,857)	(145,566)	(142,718)	(163,463)
Interest on shares subject to mandatory redemption(12)	(21,890)	—	(21,889)	—	—	—	—
Loss from continuing operations before income tax expense(12)	(19,600)	(27,878)	(79,796)	(253,556)	(940,753)	(340,477)	(149,041)
Income tax expense(6)	(8,724)	(7,051)	(12,220)	(46,356)	(135,000)	(41,200)	(6,500)
Loss from continuing operations	(28,324)	(34,929)	(92,016)	(299,912)	(1,075,753)	(381,677)	(155,541)
Discontinued operations	41,549	103,586	130,888	88,997	(35,888)	34,851	35,428
Cumulative effect of a change in accounting principle(7)	—	—	—	(388,508)	—	—	—
Net income (loss)	13,225	68,657	38,872	(599,423)	(1,111,641)	(346,826)	(120,113)
Preferred stock dividends and related accretion, net(8)(12)	(10,954)	(32,011)	(41,853)	(47,656)	(62,236)	(53,063)	(53,062)
Income (loss) applicable to common shareholders	2,271	36,646	(2,981)	(647,079)	(1,173,877)	(399,889)	(173,175)
Basic and diluted income (loss) per common share applicable to common shareholders(9):
Loss from continuing operations	$(0.15)	$(0.26)	$(0.52)	$(1.37)	$(5.25)	$(2.70)	$(1.43)
Discontinued operations	0.16	0.40	0.51	0.35	(0.17)	0.22	0.24
Cumulative effect of a change in accounting principle(7)	—	—	—	(1.53)	—	—	—

Net income (loss)	$0.01	$0.14	$(0.01)	$(2.55)	$(5.42)	$(2.48)	$(1.19)

Basic and diluted common shares outstanding	260,100,874	258,945,403	259,230,001	253,710,417	216,531,500	161,104,053	145,418,441

Balance Sheet Data:
Cash and cash equivalents	$66,558	$23,575	$8,685	$18,553	$33,588	$23,690	$28,661
Working capital deficiency(10)	(117,835)	(204,478)	(205,300)	(248,280)	(221,047)	(346,447)	(200,458)
Other intangible assets and Goodwill, net	1,161,567	1,245,386	1,178,941	1,323,560	2,029,727	1,647,592	1,835,356
Total assets	1,628,317	1,698,997	1,636,121	1,835,620	2,731,219	2,677,479	2,714,552
Long-term debt(11)	1,592,292	1,625,309	1,562,441	1,727,677	1,945,631	1,503,188	1,732,896
Shares subject to mandatory redemption (Exchangeable preferred stock)(12)	474,559	469,093	474,559	484,465	562,957	561,324	559,689
Total shareholders' deficiency	(995,540)	(994,496)	(1,013,255)	(1,043,798)	(480,592)	(236,026)	(144,238)

Other Data:
Additions to property, equipment and other, net	$13,574		$21,166		$39,497		$39,163		$60,740		$77,579		$69,488
Net cash provided by (used in) operating activities	(16,959)		(1,720)		63,186		50,281		(101,348)		52,546		107,298
Net cash provided by (used in) investing activities	56,107		157,968		149,554		194,783		(407,057)		(54,644)		186,081
Net cash provided by (used in) financing activities	18,725		(151,226)		(222,608)		(260,099)		518,303		(2,873)		(289,256)
Deficiency of earnings to fixed charges(13)(14)	30,498		58,032		117,393		295,066		963,228		383,403		201,412
Deficiency of earnings to fixed charges (excluding preferred stock dividends and related accretion)(13)(14)	19,544		26,021		75,540		247,410		900,992		330,340		148,350
Leverage ratio as calculated under our bank credit facilities(15)	5.09	x	4.87	x	5.08	x	4.60	x	5.49	x	4.90	x	5.20	x

Notes to Selected Financial Data

(1)
In 2003 and 2004, the Company disposed of several titles, the results of which were required to be reclassified as discontinued operations under Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). As such, the related amounts for all years disclosed have been reclassified to discontinued operations.

(2)
Includes an impairment of long-lived assets of $9,739 for the year ended December 31, 2002.

(3)
Includes an impairment of intangible assets, goodwill and other, of $35,253, $143,099, $427,016 and $275,788 for the years ended December 31, 2003, 2002, 2001 and 1999, respectively. There was no impairment of intangible assets, goodwill and other, for the six months ended June 30, 2004 and 2003.

(4)
Represents severance related to separated senior executives of $9,372 for the year ended December 31, 2003 and of $658 and $5,576 for the six months ended June 30, 2004 and 2003, respectively, non-cash compensation and non-recurring charges of $11,184, $10,502 (including $2,635 of non-recurring charges), $56,679 (including $28,553 of non-recurring charges) and $35,210 for the years ended December 31, 2003, 2002, 2001 and 2000, respectively, and $3,486 and $2,023 for the six months ended June 30, 2004 and 2003, respectively, provision for severance, closures and restructuring related costs of $8,836, $49,669, $41,477, $20,798 and $22,000 for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, and of $7,174 and $3,150 for the six months ended June 30, 2004 and 2003, respectively, provision for unclaimed property of $5,500 for the six months ended June 30, 2004, and loss (gain) on the sale of businesses and other, net, of $591, $7,247, ($57,233), ($14,438) and ($235,580) for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, respectively, and of ($23) and $1,338 for the six months ended June 30, 2004 and 2003, respectively.

The Company adopted SFAS 123, "Accounting for Stock-Based Compensation," in the fourth quarter of 2003 and began recording employee stock-based compensation under the fair value method effective January 1, 2003. The adoption resulted in a non-cash compensation charge of $5,980 for the year ended December 31, 2003 and $1,368 for the six months ended June 30, 2004. The impact of the adoption was not significant for the six months ended June 30, 2003.

(5)
Represents impairments of the Company's investment in CMGI, Inc. of $7,029 and $155,474 for the years ended December 31, 2001 and 2000, respectively, the Company's investment in Liberty Digital of $658 and $21,869 for the years ended December 31, 2001 and 2000, respectively, the Company's investments in various assets-for-equity transactions of $804, $7,727, $8,975, $10,783 and $83,647 for the six months ended June 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001, respectively, and various other PRIMEDIA investments of $8,262, $14,866 and $11,183 for the years ended December 31, 2002, 2001 and 2000, respectively.

(6)
Historically, the Company did not need a valuation allowance for the portion of the tax effect of net operating losses equal to the amount of deferred income tax liabilities related to tax-deductible goodwill and trademark amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, "Goodwill and Other Intangible Assets", the Company records a valuation allowance in excess of its net deferred tax assets to the extent the difference between the book and tax basis of indefinite-lived intangible assets is not expected to reverse during the net operating loss carryforward period. With the adoption of SFAS 142, the Company no longer amortizes the book basis in the indefinite-lived intangibles, but will continue to amortize these intangibles for tax purposes. For 2003 and 2002, income tax expense primarily consists of deferred income taxes of $11,864 and $49,500, respectively, related to the increase in the Company's net deferred tax liability for the tax effect of the net increase in the difference between the book and tax basis in the indefinite-lived intangible assets. For the six months ended June 30, 2004 and 2003, income tax expense primarily consisted of deferred income taxes of $8,606 and $6,650, respectively, related to the increase in the Company's net deferred tax liability for the tax effect of the net increase in the difference between the book and tax basis in the indefinite-lived intangible assets. The income tax expense recorded in 2003 and 2002 is net of tax refunds received. During 2001 and 2000, the Company increased its valuation allowance due to continued historical operating losses and the impairment of long-lived assets, primarily goodwill, and investments, resulting in a net provision for income taxes of $135,000 and $41,200, respectively. At December 31, 1999, the Company's management determined that no adjustment to net deferred income tax assets was required. In 1999, the Company recorded income tax expense of $6,500 related to a provision for current state and local taxes incurred as a result of the gain on the sale of the Supplemental Education Group. At December 31, 2003, the Company had aggregate net operating and capital loss carryforwards of $1,760,785 which will be available to reduce future taxable income.

(7)
In connection with the adoption of SFAS 142 on January 1, 2002, the Company recorded an impairment charge related to its goodwill and certain indefinite lived intangible assets as a cumulative effect of a change in accounting principle. Additionally, SFAS 142 prohibited the amortization of goodwill and indefinite lived intangible assets, effective January 1, 2002. Amortization expense for goodwill and certain trademarks, which ceased being amortized under SFAS 142 (excluding provisions for impairment), was $185,831, $36,432 and $59,103 for the years ended December 31, 2001, 2000 and 1999, respectively.

(8)
Includes the gains on exchanges of exchangeable preferred stock of $944 and $32,788 in 2003 and 2002, respectively, and the issuance of warrants valued at $5,891 and $498 to KKR 1996 Fund during 2002 and 2001, respectively, in connection with the acquisition of the outstanding common stock of EMAP in August 2001.

(9)
Basic and diluted income (loss) per common share, as well as the basic and diluted common shares outstanding, were computed as described in Note 16 of the notes to the consolidated financial statements incorporated by reference from the Company's Current Report on Form 8-K dated September 13, 2004 (which updates the Company's previously issued annual financial statements and the related financial statement schedules originally reported within the Company's Annual Report on Form 10-K for the year ended December 31, 2003).

(10)
Includes current maturities of long-term debt and net assets held for sale, where applicable. Consolidated working capital reflects certain industry working capital practices and accounting principles, including the expensing of certain editorial and product development costs when incurred and the recording of deferred revenue from subscriptions as a current liability. Advertising costs are expensed when the promotional activities occur except for certain direct-response advertising costs which are capitalized and amortized over the estimated period of future benefit.

(11)
Excludes current maturities of long-term debt.

(12)
The Company adopted SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", prospectively, effective July 1, 2003, which requires the Company to classify as long-term liabilities its Series D Exchangeable Preferred Stock, Series F Exchangeable Preferred Stock and Series H Exchangeable Preferred Stock and to classify dividends from preferred stock as interest expense. Such stock is now described as shares subject to mandatory redemption and dividends on these shares are now described as interest on shares subject to mandatory redemption, whereas previously they were presented below net income (loss) as preferred stock dividends. The adoption of SFAS 150 increased the loss from continuing operations for the year ended December 31, 2003 by $22,547 and for the six months ended June 30, 2004 by $22,562 which represents primarily interest on shares subject to mandatory redemption and amortization of issuance costs which are included in amortization of deferred financing costs on the statement of consolidated operations in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and our Current Report on Form 8-K dated September 13, 2004 (which updates the Company's previously issued annual financial statements and the related financial statement schedules originally reported within the Company's Annual Report on Form 10-K for the year ended December 31, 2003). If SFAS 150 was adopted on July 1, 2002, July 1, 2001, July 1, 2000 and July 1, 1999, loss from continuing operations, in each year, would have increased by $19,763, $27,345, $27,348 and $27,627, respectively. If SFAS 150 was adopted on January 1, 2003, loss from continuing operations for the six months ended June 30, 2003 would have increased by $22,670. The 2002 increase to loss from continuing operations was reduced by a net gain of $4,488 on exchanges of the Exchangeable Preferred Stock.

(13)
For purposes of determining the deficiency of earnings to fixed charges, "earnings" consist of loss from continuing operations before income taxes, fixed charges and equity in losses of investees, and "fixed charges" consist of interest on all indebtedness (including dividends classified as interest on shares subject to mandatory redemption on our financial statements filed with our Current Report on Form 8-K dated September 13, 2004 (which updates the Company's previously issued annual financial statements and the related financial statement schedules originally reported within the Company's Annual Report on Form 10-K for the year ended December 31, 2003) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004), amortization of deferred financing costs, preferred stock dividends and that portion of rental expenses that management believes to be representative of interest.

(14)
Loss from continuing operations before income taxes includes severance related to separated senior executives as well as substantial non-cash charges including depreciation and amortization (including provisions for impairment) of property and equipment, intangible assets, goodwill and other; non-cash compensation and non-recurring charges; certain provisions for severance, closures and restructuring related costs; provision for impairment of investments; provision for unclaimed property; and accretion of discount on aquisition obligation and other. These charges totaled $167,471, $310,692, $931,643, $387,914, and $490,352 for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, respectively, and $46,462 and $65,012 for the six months ended June 30, 2004 and 2003, respectively.

(15)
The leverage ratio is calculated as indebtedness, as defined in our bank credit facilities, minus the cash of our restricted subsidiaries in excess of $5,000 divided by EBITDA as calculated in our bank credit facilities for our restricted subsidiaries, which excludes losses of our unrestricted subsidiaries and restructuring charges, and is adjusted primarily for the trailing four quarters results of acquisitions and divestitures and estimated savings for acquired businesses.

RISK FACTORS

        You should carefully consider the following risks and uncertainties and all other information contained in this prospectus, including the documents incorporated by reference, before you decide whether to purchase our securities. Any of the following risks, if they materialize, could adversely affect our business, financial condition and operating results. As a result, the trading price of our securities could decline, and you could lose all or part of your investment.

Risk Factors Relating to Our Business

  General economic trends, as well as trends in advertising spending, may reduce our advertising revenues.

        Our advertising revenues are subject to the risks arising from adverse changes in domestic and global economic conditions and possible shifting of advertising spending amongst media. A decline in the level of business activity of certain of our advertisers has had an adverse effect on our revenues and profit margins. Additionally, high apartment vacancy rates have pressured the advertising budgets of property owners, constraining growth in one of our segments. Because of economic conditions in the United States, many advertisers, particularly business-to-business advertisers, have reduced advertising expenditures. Any further adverse impact of economic conditions and high vacancy rates on us is difficult to predict, but it may result in further reductions in advertising revenue. Additionally, if geopolitical events negatively impact the economy or advertising spending patterns change, our results of operations may be adversely affected. The Company believes that the targeted nature of its products, together with its diversification of advertising vehicles, including print, on-line, events and television, would minimize the effects of shifting advertising spending.

  We have substantial indebtedness and other monetary obligations, which consume a substantial portion of the cash flow that we generate.

        We have substantial indebtedness and expect to incur additional indebtedness under our bank credit facilities or otherwise. As of June 30, 2004, we had approximately $1,629.2 million of senior indebtedness (including approximately $433.1 million of borrowings, of which $20.2 million were outstanding letters of credit, under our bank credit facilities) and $650.1 million of preferred stock (which includes $175.5 million of Series J Convertible Preferred Stock, all of which was redeemed on July 7, 2004, and $474.6 million of preferred stock which is referred to as shares subject to mandatory redemption on our financial statements filed with our Form 10-Q for the quarter ended June 30, 2004), all of which is redeemable for cash or, under certain conditions, debt securities of the Company before the maturity of the notes.

        The borrowings under our bank credit facilities (including the Term Loan C Facility) bear interest at floating rates based on the base rate or LIBOR. Increases in interest rates on indebtedness under our bank credit facilities would increase our interest payment obligations and could have an adverse effect on us. The weighted average interest rate on our bank credit facilities was 3.8% at June 30, 2004. In addition, we had fixed rate, long-term indebtedness of approximately $1,470.2 million (net of approximately $6.0 million of unamortized discount) comprised of approximately $225.5 million of 7 5/8% senior notes due 2008, $470.1 million of 8 7/8% senior notes due 2011, $300.0 million of 8% senior notes due 2013 and $474.6 million of exchangeable preferred stock (which is classified as shares subject to mandatory redemption on our financial statements filed with our Form 10-Q for the quarter ended June 30, 2004). The weighted average interest rate on our long-term fixed rate indebtedness as of June 30, 2004 was 8.6%. The Senior Floating Rate Notes bear interest at floating rates based on three-month LIBOR plus 5.375%.

        A substantial portion of our cash flow is dedicated to the payment of principal and interest on indebtedness and to the payment of dividends on our preferred stock, which reduces funds available for capital expenditures and business opportunities and may limit our ability to respond to adverse developments in our business or in the economy. For the six months ended June 30, 2004 and for the year ended December 31, 2003, we made $0 and $29.8 million, respectively, of principal repayments (excluding the voluntary redemption of our 8 1/2% senior notes due 2006 and our 10 1/4% senior notes due 2004 and repayments of revolving loans under our bank credit facilities), and $81.6 million and $135.1 million, respectively, of interest payments related to our indebtedness ($26.5 million and $10.9 million of which, respectively, is presented as cash interest paid on shares subject to mandatory redemption for each period on our financial statements filed with our Form 10-Q for the quarter ended June 30, 2004 and on our financial statements filed with our Current Report on Form 8-K dated September 13, 2004 (which updates the Company's previously issued annual financial statements and the related financial statement schedules originally reported within the Company's Annual Report on Form 10-K for the year ended December 31, 2003). In addition, for the six months ended June 30, 2004 and for the year ended December 31, 2003, we made cash dividend payments of $0 and $33.9 million, respectively, on our outstanding exchangeable preferred stock (now classified as shares subject to mandatory redemption on our financial statements filed with our Form 10-Q for the quarter ended June 30, 2004).

        Our ability to make payments with respect to our other obligations, including those in connection with the securities offered hereby, will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business, competitive and other factors. We will not be able to control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors.

        We are required to repay $63.9 million of indebtedness (including capital leases) on or prior to June 30, 2007, and we would have to repay substantial additional indebtedness and redeem a significant amount of preferred stock thereafter. We may not be able to repay that debt or redeem the preferred stock from available cash sources and may not be able to refinance that debt or preferred stock on commercially reasonable terms, if at all. If we are unable to repay, redeem or refinance these amounts on or prior to their due dates, we may need to sell assets or take other actions that could be detrimental to the holders of our securities. In that event, we may not be able to generate sufficient cash from asset sales to satisfy our cash needs. If we are unable to repay, redeem or refinance our indebtedness and preferred stock on or prior to their due dates, we will be in default and all of our indebtedness could be accelerated.

        The scheduled repayments (in thousands) of all debt outstanding as of June 30, 2004, net of unamortized discount, including capital leases, are as follows:

Twelve Months Ending June 30,	Debt	Capital Lease Obligations	Total
2005	$10,881	$5,802	$16,683
2006	20,764	3,632	24,396
2007	20,764	2,029	22,793
2008	246,274	1,821	248,095
2009	244,733	2,088	246,821
Thereafter	1,040,101	10,086	1,050,187

	$1,583,517	$25,458	$1,608,975

  Our debt instruments limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements and indentures governing our indebtedness impose, and the indenture governing the notes will impose, specific operating and financial restrictions on us. These restrictions impose limitations on our ability to, among other things:

  •
  change the nature of our business;

  •
  incur additional indebtedness;

  •
  create liens on our assets;

  •
  sell assets;

  •
  issue stock;

  •
  engage in mergers, consolidations or transactions with our affiliates;

  •
  make investments in or loans to specific subsidiaries;

  •
  make guarantees or specific restricted payments; and

  •
  declare or make dividend payments on our common or preferred stock.

        Our maximum allowable leverage ratio, as defined in the bank credit facilities, is 6.25 to 1 and decreases to 6.00 to 1, 5.75 to 1, 5.50 to 1, 5.25 to 1, 5.00 to 1, 4.75 to 1, and 4.50 to 1 on October 1, 2005, July 1, 2006, October 1, 2006, April 1, 2007, October 1, 2007, April 1, 2008 and July 1, 2008, respectively. As of June 30, 2004, after giving effect to the redemption of all of the Series J Convertible Preferred Stock, our leverage ratio would have been 5.7 to 1. Our minimum interest coverage ratio, as defined in the bank credit facilities, remains at 2.25 to 1 through maturity and our minimum fixed charge coverage ratio, as defined in the bank credit facilities, remains at 1.05 to 1 through maturity. As of June 30, 2004, after giving effect to the redemption of all of the Series J Convertible Preferred Stock, our interest coverage ratio would have been 2.8 to 1 and our fixed charge coverage ratio would have been 1.7 to 1. These restrictions in our bank credit facilities, in combination with our leveraged nature, could limit our ability to effect future acquisitions or financings or otherwise restrict corporate activities.

        Our failure to comply with the terms and covenants in our indebtedness could lead to a default under the terms of those documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable. Moreover, the instruments governing almost all of our indebtedness contain cross-default provisions so that a default under any of our indebtedness may result in a default under our other indebtedness. If a cross-default occurs, the maturity of almost all of our indebtedness could be accelerated and become immediately due and payable. If that happens, we would not be able to satisfy our debt obligations, which would have a substantial material adverse effect on the value of our securities, including those to be offered hereby and our ability to continue as a going concern. We may not be able to comply with these restrictions in the future, or in order to comply with these restrictions we may have to forgo opportunities that might otherwise be beneficial to us.

        Under the terms of our debt instruments, we have the ability to make significant additional investments in our unrestricted subsidiaries.

  Our earnings have been insufficient to pay our fixed charges.

        Our earnings were inadequate to cover fixed charges and fixed charges excluding preferred stock dividends by $30.5 million and $19.5 million, respectively, for the six months ended June 30, 2004 and $117.4 million and $75.5 million, respectively, for the year ended December 31, 2003. Earnings consist of loss from continuing operations before income taxes, fixed charges and equity in losses of investees, and fixed charges consist of interest on all indebtedness (of which $21.9 million is classified as interest on shares subject to mandatory redemption on both our financial statements filed with our Form 10-Q for the quarter ended June 30, 2004 and our financial statements filed with our Current Report on Form 8-K dated September 13, 2004 (which updates the Company's previously issued annual financial statements and the related financial statement schedules originally reported within the Company's Annual Report on Form 10-K for the year ended December 31, 2003)), amortization of deferred financing costs, preferred stock dividends and that portion of rental expenses that management believes to be representative of interest. Our earnings for the six months ended June 30, 2004 were reduced by approximately $46.5 million due to severance related to separated senior executives, a provision for unclaimed property and substantial non-cash charges including depreciation and amortization of property and equipment, intangible assets, goodwill and other, non-cash compensation, provision for impairment of investments and accretion of discount on acquisition obligation and other. Our earnings for the year ended December 31, 2003 were also reduced by approximately $167.5 million due to severance related to separated senior executives and substantial non-cash charges including depreciation and amortization (including provisions for impairment) of property and equipment, intangible assets, goodwill and other, non-cash compensation, certain provisions for severance, closures and restructuring related costs, provision for impairment of investments and accretion of discount on acquisition obligation and other. Although our earnings were reduced by these charges, we cannot assure you that our cash flow will be sufficient in future periods to permit us to make our required payments on the notes and our other indebtedness and preferred stock.

  Kohlberg Kravis Roberts & Co. L.P., or KKR, has control of our common stock and has the power to elect all the members of our board of directors and to approve any action requiring stockholder approval.

        As of June 30, 2004, approximately 60% of the shares of our common stock were held by investment partnerships of which KKR Associates, L.P., a New York limited partnership ("KKR Associates"), and KKR GP 1996 LLC, a Delaware limited liability company ("KKR GP 1996"), each an affiliate of KKR, are the general partners. KKR Associates and KKR GP 1996 have sole voting and investment power with respect to these shares. Consequently, KKR Associates and KKR GP 1996 and their respective general partners and members, three of whom are also our directors, control us and have the power to elect all of our directors and approve any action requiring stockholder approval, including adopting amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. KKR Associates and KKR GP 1996 will also be able to prevent or cause a change of control at any time.

  Increases in paper and postage costs may have an adverse impact on our future financial results.

        The price of paper is a significant expense relating to our print products and direct mail solicitations. Postage for product distribution and direct mail solicitations is also a significant expense. In April 2003, President Bush signed legislation that will hold postal rates stable until at least 2006. Paper and postage cost increases may have an adverse impact on our future results. We may not be able to pass these cost increases through to our customers.

  Incompatible financial systems limit the Company's ability to operate efficiently.

        PRIMEDIA is the result of numerous acquisitions since its inception in 1989. Many of the companies acquired had financial systems which are incompatible. Incompatible financial systems across PRIMEDIA have negatively impacted the Company's ability to efficiently analyze data and respond to business opportunities on a timely basis. Significant capital expenditures are necessary to upgrade and standardize financial systems across the Company. Despite the economic slowdown, we have been engaged in upgrading our key financial systems, which are designed to make the financial reporting and analysis functions more efficient. To address management's concerns regarding the current lack of compatible financial systems across the Company and the demands surrounding increased financial disclosure, the Company has installed an integrated enterprise-wide general ledger system across all companies. Despite the difficult economic environment, the Company spent approximately $15 million on the systems upgrade, of which approximately $10 million and $5 million was spent during 2003 and 2002, respectively. However, it will take approximately 12 months to fully realize the planned benefits of this integrated enterprise-wide system. The Company is also implementing a new integrated billing/accounts receivable system across its consumer magazine units which is scheduled for completion in the latter part of 2004 at a cost of approximately $5 million. The Company recognizes that there are inherent risks in a system implementation and has taken reasonable steps to mitigate these risks.

  We depend on some important employees, and the loss of any of those employees may harm our business.

        Our performance is substantially dependent on the performance of our executive officers and other key employees. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our management team. The loss of the services of any of our executive officers or key employees may harm our business.

        The decline in revenues in a difficult economy has necessitated cost cuts including the reduction of certain personnel at the Company. Such workforce reductions may impact the ability of remaining personnel to perform their assigned responsibilities in an efficient manner, due to the increased volume of work being generated in the financial area, and to the continuing process of converting certain of our financial systems. The Company believes that it has in place the necessary financial workforce to analyze data and has put in place additional financial personnel during the period prior to the completion of the financial systems upgrade in order to improve the efficiency of financial analysis and mitigate the risk of employee turnover.

        The Company's management is concerned about the intense competition in this economy for the hiring and retention of qualified financial personnel, the inherent risk in certain system implementations across the Company and the demands surrounding increased financial disclosure. To mitigate management's concerns regarding the hiring and retention of qualified financial personnel and to ensure future stability in the financial workforce, the Company continues to upgrade the skill level of its back office personnel, consolidate certain back office functions and cross train individuals in the performance of multiple job functions. Additionally, the Company continues to aggressively recruit qualified professionals to strengthen and increase its financial personnel. The Company believes that it is currently close to being fully staffed in the finance area.

Risk Factors Relating to the Exchange Offer

  If you fail to tender your old notes in the exchange offer, then the liquidity of the market for your old notes may be substantially limited.

        We expect that a substantial portion of the old notes will be tendered and accepted in the exchange offer and exchanged for new notes. When the exchange offer is completed, the amount of old notes will be reduced by the amount of new notes that we will issue. Accordingly, we expect that the liquidity of the market for the old notes after the exchange offer is completed will be substantially limited.

  If you fail to exchange your old notes in the exchange offer, your old notes will continue to be subject to transfer restrictions.

        If you do not exchange your old notes for new notes in the exchange offer your old notes will continue to be subject to the transfer restrictions outlined in the offering memorandum distributed in connection with the offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the old notes under the Securities Act.

  You must comply with the exchange offer procedures in order to receive freely tradable new notes.

        Delivery of the new notes in exchange for the old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  Certificates for the old notes or a book-entry confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

  •
  A completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

  •
  Any other documents required by the letter of transmittal.

        Therefore, holders of the old notes who would like to tender the old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See "The Exchange Offer—Procedures for Tendering" in this prospectus.

Risk Factors Relating to the New Notes

  We are a holding company and our ability to meet interest and principal payments depends upon distributions from our subsidiaries.

        We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant operating assets other than our investments in our operating subsidiaries. As a result, we must rely on dividends and other advances and transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other advances and transfers of funds will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization which limit the amount of funds available for the payment of dividends and agreements of those subsidiaries. Although the indenture will limit the ability of most of those subsidiaries to enter into consensual restrictions on their ability to pay dividends or make other advances and transfers of funds to us, those limitations are subject to a number of significant qualifications and exceptions. Although most of our subsidiaries will guarantee the new notes, some will not, and in any event these guarantees may not be enforceable. See the risk factor captioned "—A court may be able to void the guarantees of the new notes and require holders of the new notes to return payments received from our subsidiaries."

  Not all of our subsidiaries guarantee our obligations under the new notes, and the assets of the non-guarantor subsidiaries may not be available to make payments on the new notes.

        Our present and future foreign subsidiaries and our partially owned domestic subsidiaries will not be guarantors of the new notes. Our present and future wholly owned domestic subsidiaries will guarantee the new notes, except domestic subsidiaries that engage only in the business of financing accounts receivable or that may be designated as unrestricted with respect to the indenture. Payments on the new notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the new notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor.

        In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries.

        For the six months ended June 30, 2004 and the year ended December 31, 2003, our non-guarantor subsidiaries had net sales of $80.4 million and $196.7 million, respectively, including intercompany sales. The non-guarantor subsidiaries historically have had negative EBITDA (as defined under our bank credit facilities and senior notes) but could turn profitable in the future.

  We may not be permitted or have the ability to purchase the new notes upon a change of control as required by the indenture.

        Our ability to repurchase notes in connection with a change of control may be limited by a number of factors. The occurrence of certain events that constitute a change of control would constitute a default under our bank credit facilities and would require us to make an offer to purchase our other outstanding notes. In that event, we must repay our borrowings under our bank credit facilities and repurchase any notes and any of our other outstanding notes that are tendered for repurchase. We may also incur future indebtedness that may require us to offer to repurchase that indebtedness upon a change of control. We may not have sufficient funds to repay or repurchase all that indebtedness. Our failure to repay outstanding indebtedness under our bank credit facilities, make a change of control offer when required or to purchase tendered notes when tendered would constitute an event of default under the indenture related to the notes and the indentures governing our other outstanding notes.

        In addition, certain events that may constitute a change of control under our bank credit facilities and cause us to be required to repay our borrowings under the bank credit facilities may not constitute a change of control under the indenture related to the new notes. In that case, we may not have sufficient funds to repurchase that indebtedness, which would cause us to be in default under the bank credit facilities, the notes and all our outstanding notes. Our and our subsidiaries' future indebtedness may also contain prohibitions of certain events that would constitute a change of control or require indebtedness to be repurchased upon a change of control.

  A court may be able to void the guarantees of the new notes and require holders of the new notes to return payments received from our subsidiaries.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the guarantor if, among other things, the subsidiary guarantor, at the time that the subsidiary guarantor issued the guarantee:

  •
  issued the guarantee to delay, hinder or defraud present or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the guarantee and at the time it issued the guarantee:

  •
  was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

  •
  was engaged or about to engage in a business or transaction for which the guarantor's remaining unencumbered assets constituted unreasonably small capital to carry on its business;

    •
    intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

    •
    it was a defendant in an action for money damages, or had a judgment for money damages entered against it if, in either case, after final judgment, the judgment is unsatisfied.

        In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be sure as to the standard that a court would use to determine whether or not the guarantor subsidiaries were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the new notes would not be subordinated to that subsidiary guarantor's other debt.

        If such a case were to occur, any guarantee of the new notes incurred by one of the subsidiary guarantors could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could therefore void the obligations under the guarantees or subordinate the guarantees to the applicable guarantor's other debt or take action detrimental to holders of the notes.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements under the captions "Summary—Our Growth Strategy," "Risk Factors" and elsewhere. In some cases these statements are identified by our use of forward-looking words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "continue," "may increase," "may fluctuate" and similar expressions or by our use of future or conditional verbs such as "will," "should," "would" and "could." Forward-looking statements may also use different words and phrases. We have based the forward-looking statements on our current assumptions, expectations and projections about future events. Although the expectations reflected in these forward-looking statements represent management's best judgment at the time they were made, we can give no assurance that these expectations will prove to be correct.

        These forward-looking statements involve risks and uncertainties, including:

  •
  risks relating to our ability to successfully implement our strategy of focusing on our core enthusiast media businesses and organically growing revenues through maximizing and expanding our market-leading brands;

  •
  the U.S. economy and its impact on advertising revenues; and

  •
  other risks and uncertainties, including those listed under the caption "Risk Factors."

        For more information see "Risk Factors." We caution prospective purchasers not to place undue reliance on these forward-looking statements.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the old notes, the indenture and the registration rights agreement. There will be no cash proceeds to us from the exchange offer. Accordingly, the issuance of the new notes will not result in any increase in our outstanding indebtedness or change in our capitalization.

        We received approximately $294 million of net proceeds from the offering of the old notes (after deducting the initial purchasers' discounts and commissions and expenses (including the expenses which we will incur in connection with this exchange offer)). We used the net proceeds from the sale of the old notes to repay outstanding indebtedness under our revolving loan facilities and for general corporate purposes, then reborrowed approximately $292 million under our revolving loan facilities to redeem our remaining 8 1/2% senior notes due 2006 on June 16, 2003.

THE EXCHANGE OFFER

Purpose and Effect of The Exchange Offer

        We have entered into a registration rights agreement with the initial purchasers of the old notes in which we and our subsidiaries agreed, under some circumstances, to file a registration statement relating to an offer to exchange the old notes for new notes. We and some of our subsidiaries also agreed to use our reasonable best efforts to cause the offer to be consummated within 12 months following the original issue of the old notes. The new notes will have terms substantially identical to the old notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe some obligations in the registration rights agreement. The old notes were issued on May 15, 2003.

        Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include if:

    (a)
    we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

    (b)
    any holder of old notes notifies us prior to the 20th day following consummation of the exchange offer that:

    (1)
    it is prohibited by law or SEC policy from participating in the exchange offer; or

    (2)
    it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not available for such resales; or

    (3)
    it is a broker-dealer and owns old notes acquired directly from us or an affiliate of ours.

        If we fail to comply with some obligations under the registration rights agreement, we will be required to pay additional interest to each holder of old notes. See "Description of New Notes—Exchange Offer; Registration Rights."

        Each holder of old notes that wishes to exchange old notes for transferable new notes in the exchange offer will be required to make the following representations:

  •
  any new notes will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement with any person to participate in the distribution of the new notes;

  •
  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours;

  •
  if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the new notes; and

  •
  if the holder is a broker-dealer, that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations of the SEC staff outlined in no action letters issued to unrelated third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  the new notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of the new notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

  •
  cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

Terms of The Exchange Offer

        Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

        The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The new notes will evidence the same debt as old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

        As of the date of this prospectus, $300.0 million aggregate principal amount of the old notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the old notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

        We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Material Conditions to the Exchange Offer."

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 11:59 p.m., New York City time on            , 2004, unless in our sole discretion we extend it.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to extend the exchange offer, and thereby delay acceptance of any old notes, or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "—Material Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by written notice to the registered holders of old notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of old notes of the amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Material Conditions to The Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

  •
  the new notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  •
  the representations described under "Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution"; and

  •
  other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the new notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of the extension to their holders. During any extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance, or termination to the holders of the old notes as promptly as practicable.

        Those conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. All conditions to the exchange offer, other than those involving governmental approval, must be satisfied or waived prior to the expiration of the exchange offer.

        In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Procedures for Tendering

        Only a holder of old notes may tender the old notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive the old notes along with the accompanying letter of transmittal; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder of old notes that is not withdrawn prior to the expiration date will constitute an agreement between the holder of old notes and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

        The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its old notes either:

  •
  make appropriate arrangements to register ownership of the old notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

  •
  for the account of an eligible institution.

        If the accompanying letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

        If the accompanying letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message"

means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against that participant.

        We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to the old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give any notification. Tenders of old notes will not be deemed made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In all cases, we will promptly issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of old notes will represent or be deemed to have represented to us that, among other things:

  •
  any new notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  •
  if the holder is not a broker-dealer, that is not engaged in and does not intend to engage in the distribution of the new notes;

  •
  if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of any new notes; and

  •
  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours.

Book-entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth the name and address of the holder, the registered number(s) of the old notes and the principal amount of old notes tendered;

  •
  stating that the tender is being made thereby; and

  •
  guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile of the letter of transmittal, together with the old notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the executed letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to the effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "—Exchange Agent"; or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of the old notes; and

  •
  where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the old notes will be credited to an account maintained with DTC for old notes, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, old notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

For delivery by registered or certified mail:	By hand or overnight courier:
The Bank of New York Reorganization Department 101 Barclay Street Floor 7E New York, New York 10286 Attention: William Buckley	The Bank of New York Reorganization Department 101 Barclay Street Corporate Trust Services Ground Level New York, New York 10286 Attention: William Buckley
By facsimile transmission:
(for eligible institutions only):
212-298-1915
Confirm facsimile by telephone only:
212-815-5788

        Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $0.5 million. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

  •
  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

        If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

        Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        Holders of old notes who do not exchange their old notes for new notes under the exchange offer will remain subject to the restrictions on transfer of the old notes:

  •
  as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the prospectus distributed in connection with the private offering of the old notes.

        In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

  •
  cannot rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount net of issuance discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Certain expenses of the exchange offer will be deferred and amortized over the term of the related notes.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

($ in thousands except for share amounts)

Bank Credit Facilities

        On June 20, 2001, we completed a refinancing of our existing bank credit facilities pursuant to new bank credit facilities with JPMorgan Chase Bank, Bank of America, N.A., The Bank of New York, and The Bank of Nova Scotia, as agents. The debt under our bank credit facilities is secured by a pledge of the stock of PRIMEDIA Companies Inc., an intermediate holding company owned directly by us which owns directly or indirectly all shares of PRIMEDIA subsidiaries that guarantee such debt (as well as certain of our other equally and ratably secured indebtedness). This pledge also ratably secures our other existing senior notes and will secure the notes. Borrowings under our bank credit facilities are guaranteed by each of our wholly owned domestic restricted subsidiaries as determined by our management in accordance with the provisions and limitations of our bank credit facilities. Certain of our subsidiaries are not guarantors of our bank credit facilities. The bank credit facilities rank senior in right of payment to all our future subordinated indebtedness.

        On May 14, 2004, we entered into a $100.0 million secured Term Loan C Facility, which matures on December 31, 2009. The Term Loan C Facility bears interest at LIBOR plus 4.375% per annum. In addition, we have amended our existing bank credit facilities to change the terms of certain of our financial covenants and repayment obligations.

        The bank credit facilities and the Term Loan C Facility consisted of the following as of June 30, 2004:

	Revolver	Term A	Term B	Term C	Total
Bank Credit Facilities	$405,650	$60,000	$252,906	$100,000	$818,556
Borrowings Outstanding	—	(60,000)	(252,906)	(100,000)	(412,906)
Letters of Credit Outstanding	(20,159)	—	—	—	(20,159)

Unused Bank Commitments	$385,491	$—	$—	$—	$385,491

        On July 7, 2004, the Company redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares, for approximately $178,000, using cash on hand of approximately $33,000 and approximately $145,000 of advances under its revolving credit facility.

        Amounts borrowed under our bank credit facilities may be reborrowed and used for general corporate and working capital purposes, capital obligations and to finance certain future acquisitions.

        With the exception of the term loan B and the term loan C, the amounts borrowed bear interest, at our option, at either the base rate plus an applicable margin ranging from 0.125% to 1.5% or the Eurodollar Rate plus an applicable margin ranging from 1.125% to 2.5%. The term loan B bears interest at the base rate plus 1.75% or the Eurodollar Rate plus 2.75%. The term loan C bears interest at the base rate plus 3.375% or the LIBOR plus 4.375%. At June 30, 2004, the weighted average variable interest rate on all outstanding borrowings under the bank credit facilities was approximately 3.8%.

        Under the bank credit facilities, we have agreed to pay commitment fees at a per annum rate of either 0.375% or 0.5% depending on our leverage ratio, as defined in our bank credit facilities, on the daily average aggregate unutilized commitment under the revolving loan facility. During the first and second quarters of 2004, commitment fees were paid at a weighted average rate of 0.375%. We also have agreed to pay certain fees with respect to the issuance of letters of credit and an annual administration fee. From time to time the Company may pay amendment fees under its bank credit facilities.

        The commitments under the revolving loan facility are subject to mandatory reductions semi-annually on June 30 and December 31, commencing June 30, 2005, with the final reduction on June 30, 2008. The aggregate mandatory reductions of the revolving loan commitments under the bank credit facilities are $42,700 in 2005, $64,050 in 2006, $128,100 in 2007 and a final reduction of $170,800 in 2008. To the extent that the total revolving credit loans outstanding exceed the reduced commitment amount, these loans must be paid down to an amount equal to or less than the reduced commitment amount. However, if the total revolving credit loans outstanding do not exceed the reduced commitment amount, then there is no requirement to pay down any of the revolving credit loans. In 2003, we voluntarily reduced the commitment under the revolving loan facility by $24,000. Remaining aggregate term loan payments under the bank credit facilities (including the Term Loan C Facility) are $500 in 2004, $20,764 in 2005, 2006 and 2007, $12,192 in 2008 and $337,922 in 2009.

        The bank credit facilities, among other things, limit our ability to change the nature of our businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, issue guarantees and make certain restricted payments including dividend payments on or repurchases of our common stock in excess of $75,000 in any given year.

        Our bank credit facilities contain certain customary events of default which generally give the banks the right to accelerate payments of outstanding debt in respect thereof. These events include:

  •
  failure to maintain required covenant ratios, as described below;

  •
  failure to make a payment of principal when due, or a payment of interest or fees within five days of its due date;

  •
  default, beyond any applicable grace period, on any of our aggregate indebtedness exceeding $20,000;

  •
  occurrence of certain insolvency proceedings with respect to us or any of our material subsidiaries;

  •
  entry of one unpaid judgment or decree involving a liability of $15,000 or more (or more than one involving an aggregate liability of $25,000 or more); and

  •
  occurrence of certain events constituting a change of control of PRIMEDIA.

        Under our most restrictive debt covenants as defined in our bank credit facilities, we must maintain a minimum interest coverage ratio, as defined, of 2.25 to 1 and a minimum fixed charge coverage ratio, as defined, of 1.05 to 1. Our maximum allowable leverage ratio, as defined, is 6.25 to 1 and decreases to 6.0 to 1, 5.75 to 1, 5.5 to 1, 5.25 to 1, 5.0 to 1, 4.75 to 1 and 4.5 to 1, on October 1, 2005, July 1, 2006, October 1, 2006, April 1, 2007, October 1, 2007, April 1, 2008 and July 1, 2008, respectively. We are in compliance with the financial and operating covenants of our financing arrangements.

Senior Floating Rate Notes due 2010

        The Senior Floating Rate Notes are our senior obligations in an outstanding principal amount of $175.0 million as of June 30, 2004. Interest is payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2004 at the annual rate of three month LIBOR plus 5.375%. The Senior Floating Rate Notes mature on May 15, 2010, with no sinking fund requirements. The Senior Floating Rate Notes are redeemable in whole or in part, at our option, at prices ranging from 103.000% in 2007 with annual reductions to 100% in 2009 and thereafter, plus accrued and unpaid interest.

        The Senior Floating Rate Notes are currently secured by a pledge of stock of PRIMEDIA Companies Inc., an intermediate holding company owned directly by us which owns directory or indirectly all shares of PRIMEDIA's subsidiaries. This pledge ratably secures the bank credit facilities and the other existing senior notes. In addition, the Senior Floating Rate Notes are fully, unconditionally and jointly and severally guaranteed by each of our domestic, wholly owned restricted subsidiaries other than securitization subsidiaries.

        If we become subject to a change of control, each holder of the notes will have the right to require us to purchase any or all of the notes at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase.

7 5/8% Senior Notes due 2008

        The 7 5/8 senior notes are our senior obligations in an outstanding principal amount of $225,510, net of unamortized discount, as of June 30, 2004. Interest is payable semi-annually in April and October at the annual rate of 7 5/8%. The 7 5/8% senior notes mature on April 1, 2008, with no sinking fund requirements. The 7 5/8% senior notes are redeemable in whole or in part, at our option, at prices ranging from 102.542% in 2004 with annual reductions to 100% in 2006 and thereafter, plus accrued and unpaid interest.

        The 7 5/8% senior notes are currently secured by a pledge of the stock of PRIMEDIA Companies Inc., an intermediate holding company owned directly by us which owns directly or indirectly all shares of PRIMEDIA's subsidiaries. This pledge ratably secures the bank credit facilities and the other existing senior notes. In addition, the 7 5/8% senior notes are fully, unconditionally and jointly and severally guaranteed by each of our domestic, wholly owned restricted subsidiaries other than securitization subsidiaries.

        If we become subject to a change of control, each holder of the notes will have the right to require us to purchase any or all of the notes at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase.

8 7/8% Senior Notes due 2011

        In 2001, we completed an offering of $500,000 of 8 7/8% senior notes, of which $470,101, net of unamortized discount, remains outstanding as of June 30, 2004. Net proceeds from this offering of $492,685 were used to repay borrowings under our revolving credit facilities. The 8 7/8% senior notes mature on May 15, 2011, with no sinking fund requirements, and have interest payable semi-annually in May and November at an annual rate of 8 7/8%. Beginning in 2006, the 8 7/8% senior notes are redeemable at 104.438% with annual reductions to 100% in 2009 plus accrued and unpaid interest.

        The 8 7/8% senior notes are currently secured by a pledge of the stock of PRIMEDIA Companies Inc., an intermediate holding company owned directly by us which owns directly or indirectly all shares of PRIMEDIA's subsidiaries. This pledge ratably secures the bank credit facilities and the other existing senior notes. In addition, the 8 7/8% senior notes are fully, unconditionally and jointly and severally guaranteed by each of our domestic, wholly owned restricted subsidiaries other than securitization subsidiaries.

        If we become subject to a change of control, each holder of the notes will have the right to require us to purchase any or all of the note at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase.

Shares Subject to Mandatory Redemption

$10.00 Series D Exchangeable Preferred Stock

        Annual dividends of $10.00 per share on the series D exchangeable preferred stock are cumulative and payable quarterly, in cash. The series D exchangeable preferred stock may be redeemed in whole or in part, at our option, at specified redemption prices plus accrued and unpaid dividends. We are required to redeem the series D exchangeable preferred stock on February 1, 2008 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The series D exchangeable preferred stock is exchangeable, in whole but not in part, at our option, on any scheduled dividend payment date, into 10% class D subordinated exchange debentures due 2008 provided we are in compliance with the terms of our bank credit facilities. The liquidation and redemption value at June 30, 2004 was $167,487.

        If we become subject to a change of control, each holder of a 10% class D subordinated exchange debenture will have the right to require us to purchase any or all of the 10% class D subordinated exchange debentures at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase. This right is subject to the repayment of obligations under our bank credit facilities, all our outstanding senior notes, including the notes we are offering under this prospectus, and the commencement of an offer and the purchase of all exchange debentures.

$9.20 Series F Exchangeable Preferred Stock

        Annual dividends of $9.20 per share on the series F exchangeable preferred stock are cumulative and payable quarterly, in cash. We are required to redeem the series F exchangeable preferred stock on November 1, 2009 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The series F exchangeable preferred stock is exchangeable into 9.20% class F subordinated exchange debentures due 2009, in whole but not in part, at our option on any scheduled dividend payment date provided we are in compliance with the terms of our bank credit facilities. As of June 30, 2004, the liquidation and redemption value of the series F exchangeable preferred stock was $95,333.

        If we become subject to a change of control, each holder of a 9.20% class F subordinated exchange debenture will have the right to require us to purchase any or all of the 9.20% class F subordinated exchange debentures at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase. This right is subject to the repayment of obligations under our bank credit facility, all our outstanding senior notes, including the notes we are offering under this prospectus, and, the commencement of an offer and the purchase of all exchange debentures.

$8.625 Series H Exchangeable Preferred Stock

        Annual dividends of $8.625 per share on the series H exchangeable preferred stock are cumulative and payable quarterly, in cash. The series H exchangeable preferred stock may be redeemed in whole or in part, at our option, at prices ranging from 102.875% in 2004 with annual reductions to 100% in 2006, plus accrued and unpaid dividends. We are required to redeem the series H exchangeable preferred stock on April 1, 2010 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The series H exchangeable preferred stock is exchangeable, in whole but not in part, at our option, on any scheduled dividend payment date into 8 5/8% class H subordinated exchange debentures due 2010 provided we are in compliance with the terms of our bank credit facilities. As of June 30, 2004, the liquidation and redemption value of the series H exchangeable preferred stock was $211,739.

        If we become subject to a change of control, each holder of an 8 5/8% class H subordinated exchange debenture will have the right to require us to purchase any or all of the 8 5/8% class H subordinated exchange debentures at a purchase price equal to 101% of the aggregate principal amount of the class H subordinated exchange debentures plus accrued and unpaid interest, if any, to the date of purchase. This right is subject to the repayment of obligations under our bank credit facility, all our outstanding senior notes, including the notes we are offering under this prospectus, and the commencement of an offer and the purchase of all exchange debentures.

DESCRIPTION OF NEW NOTES

        The following is a summary description of the new notes, which we refer to in this section as the notes.

General

        PRIMEDIA will issue the notes under an indenture (the "Indenture") among PRIMEDIA, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and the Registration Rights Agreement and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The notes will also initially have the benefit of a Pledge Agreement previously entered into by PRIMEDIA for the benefit of the lenders under the Bank Credit Facilities and the holders of the Outstanding Notes. The notes are subject to all those terms, and holders of the notes are referred to the Indenture, the Registration Rights Agreement, the Pledge Agreement and the Trust Indenture Act for a statement of those terms. A copy of the proposed form of Indenture, Registration Rights Agreement and the Pledge Agreement is available upon request. You can find the definitions of certain terms used in the following description under "—Certain Definitions."

        The notes:

  •
  are obligations of PRIMEDIA, initially secured by a pledge of the stock of PRIMEDIA Companies Inc., an intermediate holding company owned directly by us which owns directly or indirectly all shares of PRIMEDIA's subsidiaries;

  •
  rank pari passu in right of payment with all existing and future senior indebtedness of PRIMEDIA, including PRIMEDIA's obligations under the Bank Credit Facilities and the Outstanding Notes;

  •
  are senior in right of payment to any future subordinated indebtedness of PRIMEDIA; and

  •
  are fully and unconditionally guaranteed on a senior basis by each domestic, wholly owned Restricted Subsidiary of PRIMEDIA, other than any Securitization Subsidiary.

        As of June 30, 2004, we had approximately $1,629.2 million of senior indebtedness, consisting of $25.5 million of capital leases, $433.1 million of borrowings under the Bank Credit Facilities (including outstanding letters of credit of $20.2 million), $225.5 million of our 7 5/8% senior notes due 2008, $470.1 million of our 8 7/8% senior notes due 2011, $300.0 million of the old notes and $175.0 million of our senior floating rate notes due 2010, all of which (other than the capital leases) are secured equally and ratably with the notes. The notes will rank pari passu in right of payment with all this indebtedness. As of June 30, 2004, we had no subordinated indebtedness outstanding. Subject to the financial covenants in the Bank Credit Facilities, we have the option at any time to exchange our outstanding series of preferred stock into subordinated indebtedness which, as of June 30, 2004, represented an aggregate principal amount of $650.1 million (including $175.5 million of the series J convertible preferred stock), all of which was redeemed on July 7, 2004, and $474.6 million of preferred stock which is referred to as shares subject to mandatory redemption on our financial statements filed with our form 10-Q for the quarter ended June 30, 2004).

        As of June 30, 2004, the Guarantors had on a combined basis approximately $1,629.2 million of senior indebtedness (including capital leases and outstanding letters of credit). In addition, the Guarantors have guaranteed our obligations under the Bank Credit Facilities, the Outstanding Notes, the Senior Floating Rate Notes and the Term Loan C Facility. The guarantees under the notes will rank pari passu in right of payment with the guarantees under the Bank Credit Facilities, the Outstanding Notes, the Senior Floating Rate Notes and the Term Loan C Facility.

Principal, Maturity, and Interest

        The notes initially are limited in aggregate principal amount to $300 million and will mature on May 15, 2013. The notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Additional notes may be issued from time to time after this offering, subject to the provisions of the Indenture described below under the caption "—Certain Covenants—Incurrence of Indebtedness." The notes offered under this prospectus and any additional notes subsequently issued would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of New Notes," references to the notes include any additional notes actually issued. Interest on the notes will accrue at the rate of 8% per annum and will be payable semiannually on May 15 and November 15, commencing on November 15, 2004, to holders of record on the immediately preceding May 1 and November 1. As a result of the failure to complete the exchange offer by May 15, 2004, we are paying additional interest on the old notes. The amount of additional interest was 0.25% per annum between May 16, 2004 and August 13, 2004 and increased to 0.50% per annum on August 14, 2004. The rate of additional interest will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period (or portion thereof), up to a maximum rate of additional interest of 1.0% per annum, until completion of the exchange offer.

        Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        We may be obligated to pay additional interest with respect to the notes in certain circumstances under the Registration Rights Agreement. See "—Exchange Offer; Registration Rights."

        The notes will be payable both as to principal and interest at the office or agency of PRIMEDIA maintained for that purpose within or without the City and State of New York or, at the option of PRIMEDIA, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by PRIMEDIA, its office or agency in New York will be the office of the Trustee maintained for that purpose.

Optional Redemption

        At any time before May 15, 2006, PRIMEDIA may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes (which includes additional notes, if any) originally issued under the Indenture at a redemption price of 108% of the principal amount of those notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes (which includes additional notes, if any) originally issued remains outstanding immediately after the occurrence of each of those redemptions (excluding notes held by PRIMEDIA and its Subsidiaries); and

  (2)
  any redemption must occur within 60 days of the date of closing of that Equity Offering.

        Except as provided in the preceding paragraph and other than in connection with a Change of Control, as described below, PRIMEDIA may not redeem the notes before May 15, 2008. On or after May 15, 2008, PRIMEDIA may, at its option, redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest on the notes being redeemed to the applicable redemption date, if redeemed during the 12-month period beginning May 15 of the years indicated below:

Year	Percentage
2008	104.000%
2009	102.667%
2010	101.333%
2011 and thereafter	100.000%

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the note is registered at the close of business on that record date, and no additional interest will be payable to holders whose notes will be subject to redemption by PRIMEDIA.

        The Bank Credit Facilities restrict the optional redemption or the prepayment of the notes, and the indentures governing the Outstanding Notes make that redemption or prepayment a Restricted Payment (as defined in the indentures governing the Outstanding Notes).

Sinking Fund

        There will be no sinking fund payments for the notes.

Change of Control

  Holders' Right to Require Repurchase Upon Change of Control

        If a Change of Control occurs, each holder will have the right to require PRIMEDIA to repurchase all or any part (equal to $1,000 or any integral multiple of $1,000) of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). The redemption prices for optional redemptions in the event of a Change of Control described in the next subsection would in all cases be equal to or greater than this repurchase price. Because of the highly leveraged nature of PRIMEDIA, there can be no assurance that PRIMEDIA will have sufficient funds to repurchase the notes in the event of a Change of Control. The right of the holders of the notes to require PRIMEDIA to repurchase the notes in the event of a Change of Control cannot be waived by the Trustee, PRIMEDIA or PRIMEDIA's board of directors.

        Within 40 days following any Change of Control, PRIMEDIA will mail a notice to each holder stating:

  (1)
  that the Change of Control Offer is being made pursuant to the Change of Control covenant and that all notes tendered will be accepted for payment;

  (2)
  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date that notice is mailed (the "Change of Control Payment Date");

  (3)
  that any notes not tendered will continue to accrue interest;

  (4)
  that, unless PRIMEDIA defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

  (5)
  that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of each note completed, to the paying agent at the address specified in the notice before the close of business on the Business Day preceding the Change of Control Payment Date;

  (6)
  that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the notes delivered for purchase and a statement that that holder is withdrawing his election to have those notes purchased; and

  (7)
  that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered.

        On the Change of Control Payment Date, PRIMEDIA will, to the extent lawful:

  (1)
  accept for payment notes or portions of notes tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes so accepted together with an officers' certificate stating the notes or portions of notes that were tendered to PRIMEDIA.

        The paying agent will promptly mail to each holder of notes so accepted payment in an amount equal to the purchase price for those notes, and the Trustee will promptly authenticate and mail to that holder a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each of those new notes will be in a principal amount of $1,000 or integral multiples of $1,000.

        PRIMEDIA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        Indebtedness under the Bank Credit Facilities will automatically accelerate upon the earlier of 30 days from the Change of Control and the Change of Control Payment Date. If PRIMEDIA has insufficient funds with which to repay the indebtedness under the Bank Credit Facilities and to repurchase the notes and any other senior indebtedness that is required to be repurchased upon a Change of Control, including the Outstanding Notes, the holders of notes will have a claim on the funds of PRIMEDIA on parity with that of the lenders under the Bank Credit Facilities and of the holders of any such other senior indebtedness, including the holders of the Outstanding Notes.

        The provisions described above that require PRIMEDIA to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable to that Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that PRIMEDIA repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        PRIMEDIA will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements included in the Indenture applicable to a Change of Control Offer made by PRIMEDIA and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

  Optional Redemption Upon Change of Control

        In addition to the rights set forth under "Optional Redemption," PRIMEDIA may, at its option, redeem the notes, in whole or in part, at any time within 160 days after a Change of Control upon not less than 30 nor more than 60 days' prior notice to each holder of notes to be redeemed, at a redemption price equal to the sum of (i) the then outstanding principal amount of the notes being redeemed plus (ii) accrued and unpaid interest, if any, to the redemption date plus (iii) the Applicable Premium.

        The following definitions are used to determine the Applicable Premium:

        "Applicable Premium" with respect to the notes will be calculated with respect to the date of redemption and will equal the greater of (i) 1.0% of the then outstanding principal amount of the notes and (ii) the excess of (A) the present value of the required interest and principal payments due on the notes, computed using a discount rate equal to the Treasury Rate plus the Applicable Spread, over (B) the then outstanding principal amount of the notes.

        "Applicable Spread," for purposes of the Indenture, is defined as one half of one percent.

        "Treasury Rate," for purposes of the Indenture, is defined as the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if that Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life of the notes; provided, that if the Average Life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which those yields are given, except that if the Average Life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        The redemption prices in an optional redemption upon a Change of Control will in all cases be equal to or higher than the price applicable to a repurchase upon a Change of Control required by a holder. If PRIMEDIA were to effect an optional Change of Control redemption before the Change of Control Payment Date, holders that had previously tendered notes to PRIMEDIA for repurchase could withdraw those tenders before the Change of Control Payment Date so as to participate in the optional redemption. However, PRIMEDIA would have no obligation to announce an optional Change of Control redemption before the closing of the mandatory Change of Control Offer.

        PRIMEDIA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations promulgated under that act to the extent those laws and regulations are applicable in connection with the repurchase of the notes triggered by a Change of Control.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1)
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

        No notes of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of that note will be issued in the name of the holder of that note upon cancellation of the original notes. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

  Limitations on Restricted Payments

        PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (i)
  declare or pay any dividend or make any distribution on account of PRIMEDIA or any of its Restricted Subsidiaries' Capital Stock or other Equity Interests, other than (A) dividends or distributions payable in Equity Interests, other than Redeemable Stock, of PRIMEDIA or that Restricted Subsidiary, (B) dividends or distributions payable to PRIMEDIA or any of its Restricted Subsidiaries or (C) dividends or distributions by a Partially Owned Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by that Partially Owned Restricted Subsidiary, PRIMEDIA or a Restricted Subsidiary of PRIMEDIA receives at least its pro rata share of that dividend or distribution in accordance with its Equity Interests in that class or series of securities;

  (ii)
  (A) voluntarily purchase, redeem or otherwise acquire or retire for value any preferred stock of PRIMEDIA or any of its Restricted Subsidiaries which, by its terms, is exchangeable for any Indebtedness ("Exchangeable Preferred Stock") that is pari passu with or subordinated in right of payment to the notes or (B) purchase, redeem or otherwise acquire or retire for value any Equity Interests (other than Exchangeable Preferred Stock) of PRIMEDIA or any of its Restricted Subsidiaries, other than any Equity Interests purchased from PRIMEDIA or any of its Restricted Subsidiaries;

  (iii)
  voluntarily purchase, repay, redeem, defease (including, but not limited to, covenant or legal defeasance) or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes (other than in connection with the refunding or refinancing of that Indebtedness), except a payment of interest or principal at the stated maturity of that Indebtedness or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of that payment, and other than Indebtedness between and among PRIMEDIA and its Restricted Subsidiaries; or

  (iv)
  make Investments in Restricted Payment Unrestricted Subsidiaries (the foregoing actions set forth in clauses (i) through (iv) being referred to as "Restricted Payments"),

if, at the time of that Restricted Payment:

    (a)
    a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

    (b)
    PRIMEDIA could not incur at least $1.00 of additional Indebtedness under the first paragraph of the Incurrence of Indebtedness covenant (without giving effect to clauses (i) through (xvi) of the second paragraph of that covenant), which calculation will be made on a pro forma basis deducting from Adjusted Consolidated Net Income the amount of any Investment PRIMEDIA has made in an Unrestricted Subsidiary during the relevant period and any Investment PRIMEDIA intends to make in an Unrestricted Subsidiary, to the extent that that Investment is made with amounts included in Adjusted Consolidated Net Income as a result of Transfers described in clause (c)(x) below or clause (c)(y) of the Investments in Unrestricted Subsidiaries covenant; or

    (c)
    that Restricted Payment, together with the aggregate of all other Restricted Payments made after May 13, 1992, exceeds the sum of the following:

    (w)
    50% of the amount of the Adjusted Consolidated Net Income (other than amounts included in the next succeeding clause (c)(x)) of PRIMEDIA for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after May 13, 1992 through the end of PRIMEDIA's fiscal quarter ending immediately prior to the time of that Restricted Payment (or, if Adjusted Consolidated Net Income for that period is a deficit, 100% of that deficit); plus

      (x)
      100% of the amount of all Transfers from a Restricted Payment Unrestricted Subsidiary up to the aggregate amount of the Investment (after taking into account all prior Transfers from that Restricted Payment Unrestricted Subsidiary) in that Restricted Payment Unrestricted Subsidiary (valued in each case as provided in the definition of "Investment"); plus

      (y)
      in the event of a designation of a Restricted Payment Unrestricted Subsidiary as a Restricted Subsidiary, 100% of an amount equal to the greater of (A) the fair market value of that Subsidiary as determined by the board of directors of PRIMEDIA in good faith (or, if that fair market value may exceed $25.0 million, as determined in writing by an independent investment banking firm of nationally recognized standing) at the time of the redesignation of that Restricted Payment Unrestricted Subsidiary as a Restricted Subsidiary and (B) the Consolidated Net Cash Flow generated by that Subsidiary for the period (taken as one accounting period) from the beginning of its first fiscal quarter commencing immediately after the date of its designation as a Restricted Payment Unrestricted Subsidiary through that Subsidiary's fiscal quarter ending immediately prior to its designation as a Restricted Subsidiary (or if that Consolidated Net Cash Flow for that period is a deficit, 100% of that deficit); plus

      (z)
      100% of the aggregate net cash proceeds received by PRIMEDIA from (i) the issuance or sale of Equity Interests of PRIMEDIA (other than Equity Interests issued or sold to a Restricted Subsidiary of PRIMEDIA and other than Redeemable Stock) or (ii) the sale of the stock of an Unrestricted Subsidiary or the sale of all or substantially all of the assets of an Unrestricted Subsidiary to the extent that a liquidating dividend is paid to PRIMEDIA or any Restricted Subsidiary from the proceeds of that sale;

    provided, however, that for purposes of making Investments in Unrestricted Subsidiaries, if the amount determined in accordance with clauses (w) or (y) above is a deficit, that deficit will be excluded from the computation of this clause (c); provided, further, that all those amounts applied under this clause (c) will not be available for application under clause (c) of the Investments in Unrestricted Subsidiaries covenant. As of June 30, 2004, after giving effect to the redemption of the Series J convertible preferred stock (which occurred on July 7, 2004), the amount available for Restricted Payments under clause (c) would have been approximately $500.0 million.

        The foregoing provisions will not prohibit:

  (i)
  the payment of any dividend within 60 days after the date of declaration of that dividend, if at that date of declaration the payment would have complied with the provisions of the Indenture;

  (ii)
  (A) the retirement of any shares of PRIMEDIA's Capital Stock (the "Retired Capital Stock") either (1) in exchange for or (2) out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of PRIMEDIA) of other shares of, PRIMEDIA's Capital Stock (the "Refunding Capital Stock") other than any Redeemable Stock, and (B) if immediately prior to the retirement of Retired Capital Stock the declaration and payment of dividends on the Retired Capital Stock was permitted under either clause (iii) or (vii) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per year that was declarable and payable on the Retired Capital Stock immediately prior to the retirement;

  (iii)
  the declaration and payment of dividends to the holders of Series D Preferred Stock, Series F Preferred Stock and Series H Preferred Stock;

  (iv)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of PRIMEDIA issued to present and former members of management of PRIMEDIA and its Subsidiaries under subscription and option agreements in effect on the date of the Indenture or under any stock option plan of About, Inc. existing on the date of the Indenture and Equity Interests of PRIMEDIA issued to future members of management under subscription agreements executed after the date of the Indenture, containing provisions for the repurchase of those Equity Interests upon death, disability or termination of employment of those persons which are substantially identical to those contained in the subscription agreements in effect on the date of the Indenture;

  (v)
  the declaration and payment of dividends on PRIMEDIA's common stock of up to $25.0 million per annum plus 6% per annum of the net proceeds received at any time by PRIMEDIA from (a) the issue or sale of its common stock or (b)(1) the issuance of securities convertible into its common stock (other than any such convertible securities issued to (A) members of PRIMEDIA's management or its board of directors and (B) any Subsidiary of PRIMEDIA) and (2) the conversion of those convertible securities into PRIMEDIA's common stock, in both cases at the time of the conversion into common stock;

  (vi)
  the repurchase, redemption or other acquisition or retirement for value of Indebtedness of PRIMEDIA or any Guarantor which is subordinated in right of payment to the notes either (A) in exchange for or (B) with the proceeds of the issuance of, Equity Interests (other than Redeemable Stock) of PRIMEDIA;

  (vii)
  the declaration and payment of dividends to holders of any class or series of PRIMEDIA's preferred stock issued after the date of the Indenture (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable on Refunding Capital Stock under clause (ii) of this paragraph); provided that at the time of the issuance PRIMEDIA's Fixed Charge Coverage Ratio, after giving effect to the issuance, would be greater than 1.25 to 1;

  (viii)
  the redemption, repurchase or other acquisition or retirement for value of any Indebtedness of PRIMEDIA or any Guarantor which is subordinated in right of payment to the notes (A) with the proceeds of, or in exchange for, Indebtedness incurred pursuant to clause (vii) of the second paragraph of the Incurrence of Indebtedness covenant or (B) if, after giving effect to that redemption, repurchase or retirement, PRIMEDIA could incur at least $1.00 of Indebtedness under the first paragraph of the Incurrence of Indebtedness covenant (without giving effect to clauses (i) through (xvi) of the second paragraph of that covenant);

  (ix)
  the retirement of the Series D Preferred Stock, Series F Preferred Stock, Series H Preferred Stock and Series J Preferred Stock in exchange for the issuance of the Class D Subordinated Debentures, Class F Subordinated Debentures, Class H Subordinated Debentures and Class J Subordinated Notes, respectively, under the respective certificates of designations relating to those series of preferred stock;

  (x)
  the purchase of Class D Subordinated Debentures, Class F Subordinated Debentures and Class H Subordinated Debentures in accordance with the Change of Control covenants in the Class D Debenture Indenture, Class F Debenture Indenture and Class H Debenture Indenture, respectively;

  (xi)
  Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made under this clause (xi) that are at that time outstanding, not to exceed $50.0 million at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (xii)
  the repurchase, retirement or other acquisition for value of Equity Interests of PRIMEDIA which are not held by KKR or any of its Affiliates; provided, that (A) the aggregate Restricted Payments made under this clause (xii) in any calendar year will not exceed $75.0 million and (B) immediately after giving effect to each Restricted Payment made under this clause (xii) on a pro forma basis, PRIMEDIA could incur at least $1.00 of additional Indebtedness under the first paragraph of the Incurrence of Indebtedness covenant (without giving effect to clauses (i) through (xvi) of the second paragraph of that covenant);

  (xiii)
  other Restricted Payments in an aggregate amount not to exceed $50.0 million; and

  (xiv)
  any Investment made in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Other Assets.

provided that in determining the aggregate amount expended for Restricted Payments in accordance with paragraph (c) above:

  (1)
  no amounts expended under clauses (ii)(A)(1), (vi)(A), (viii), (ix) and (xiv) of this paragraph will be included;

  (2)
  100% of the amounts expended under clauses (ii)(A)(2), (iv), (v), (vi)(B), (vii), (x), (xi), (xii) and (xiii) of this paragraph will be included;

  (3)
  50% of the amounts expended under clause (iii) of this paragraph will be included;

  (4)
  amounts expended under clause (ii)(B) of this paragraph will be included to the extent previously included for the Retired Capital Stock; and

  (5)
  100% of the amounts expended under clause (i) to the extent not included under subclauses (1) through (4) of this proviso will be included.

        For the purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of permitted Restricted Payments described in clauses (i) through (xiv) above or is entitled to be incurred under the first paragraph of this covenant (including clauses (a), (b) and (c) of this covenant), PRIMEDIA will, in its sole discretion, classify that Restricted Payment in any manner that complies with the covenants described above and that Restricted Payment will be treated as having been made under only one of those clauses or under the first paragraph of this covenant.

        Not later than the date of making any Restricted Payment, PRIMEDIA will deliver to the Trustee an officer's certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the Restricted Payments covenant were computed, which calculations may be based on PRIMEDIA's latest available internal financial statements.

  Investments in Unrestricted Subsidiaries

        PRIMEDIA will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Investment in any Unrestricted Subsidiary, if at the time of that Investment:

  (a)
  a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

  (b)
  immediately before that Investment, PRIMEDIA would not be permitted to incur at least $1.00 of Indebtedness under the first paragraph of the Incurrence of Indebtedness covenant (without giving effect to clauses (i) through (xvi) of the second paragraph of that covenant), which calculation will be made on a pro forma basis deducting from Adjusted Consolidated Net Income the amount of any Investment PRIMEDIA has made in an Unrestricted

    Subsidiary during the relevant period and any Investment PRIMEDIA intends to make in an Unrestricted Subsidiary, to the extent that that Investment is made with amounts included in Adjusted Consolidated Net Income as a result of the Transfers described in clause (c)(x) of the Limitations on Restricted Payments covenant or clause (c)(y) below; or

  (c)
  that Investment, together with the aggregate of all other Investments in Unrestricted Subsidiaries made after May 13, 1992, exceeds:

  (w)
  the aggregate Consolidated Net Cash Flow of PRIMEDIA for the period (taken as one accounting period) from the beginning of the first quarter immediately after May 13, 1992, to the end of PRIMEDIA's most recently ended fiscal quarter at the time of that Investment; plus

  (x)
  100% of the aggregate net cash proceeds received by PRIMEDIA from (i) the issue or sale of Equity Interests of PRIMEDIA (other than Equity Interests issued or sold to a Restricted Subsidiary of PRIMEDIA and other than Redeemable Stock) or (ii) the sale of the stock of an Unrestricted Subsidiary or the sale of all or substantially all of the assets of an Unrestricted Subsidiary to the extent that a liquidating dividend is paid to PRIMEDIA or any Restricted Subsidiary from the proceeds of that sale; plus

  (y)
  100% of the amount of all Transfers from a Net Cash Flow Unrestricted Subsidiary up to the aggregate Investment (after taking into account all prior Transfers from that Net Cash Flow Unrestricted Subsidiary) in that Net Cash Flow Unrestricted Subsidiary resulting from those payments or transfers of assets (valued in each case as provided in the definition of "Investment"); plus

  (z)
  in the event of a designation of a Net Cash Flow Unrestricted Subsidiary as a Restricted Subsidiary, 100% of an amount equal to the greater of (A) the fair market value of that Subsidiary as determined by the board of directors of PRIMEDIA in good faith (or, if the fair market value may exceed $25.0 million, as determined in writing by an independent investment banking firm of nationally recognized standing) at the time of the redesignation of that Net Cash Flow Unrestricted Subsidiary as a Restricted Subsidiary and (B) the Consolidated Net Cash Flow generated by that Subsidiary for the period (taken as one accounting period) from the beginning of its first fiscal quarter commencing immediately after the date of its designation as a Net Cash Flow Unrestricted Subsidiary through that Subsidiary's fiscal quarter ending immediately prior to its designation as a Restricted Subsidiary (or if the Consolidated Net Cash Flow for that period is a deficit, 100% of that deficit);

provided that all those amounts applied under this clause (c) will not be available for application under clause (c) of the Restricted Payments covenant. As of June 30, 2004, the amount available for Investments under clause (c) was approximately $1.6 billion.

        The foregoing limitations will not apply to:

  (i)
  an Investment to the extent that it is to capitalize a Restricted Payment Unrestricted Subsidiary permitted under the Limitations on Restricted Payments covenant;

  (ii)
  an Investment to the extent that it is funded by the issuance of Equity Interests of PRIMEDIA to the extent net proceeds are not used to fund an optional redemption of notes;

  (iii)
  any Investment made in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Other Assets; and

  (iv)
  Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made under this clause (iv) that are at that time outstanding, not to exceed $50.0 million at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

        For the purposes of determining compliance with this covenant, in the event that the making of an Investment in an Unrestricted Subsidiary meets the criteria of more than one of the categories of permitted Investments in Unrestricted Subsidiaries described in clauses (i) through (iv) above or is entitled to be incurred under the first paragraph of this covenant (including clauses (a), (b) and (c) of the first paragraph of this covenant), PRIMEDIA will, in its sole discretion, classify that Investment in an Unrestricted Subsidiary in any manner that complies with the covenants described above and Investment in an Unrestricted Subsidiary will be treated as having been made under only one of those clauses or under the first paragraph of this covenant.

        Each Net Cash Flow Unrestricted Subsidiary of PRIMEDIA will at all times remain (1) wholly owned, directly or indirectly, by PRIMEDIA or a wholly owned Restricted Subsidiary of PRIMEDIA or (2) a Subsidiary of PRIMEDIA so long as there is no encumbrance or restriction on the ability of that Subsidiary to pay dividends or make any other distributions on its Capital Stock, or pay any Indebtedness or other obligations, to PRIMEDIA or any Restricted Subsidiary of PRIMEDIA.

        Not later than the date of making any Investment described above, PRIMEDIA will deliver to the Trustee an officer's certificate stating that the Investment is permitted (including, without limitation, whether the Investment is capitalizing a Net Cash Flow Unrestricted Subsidiary or a Restricted Payment Unrestricted Subsidiary) and setting forth the basis upon which the calculations required by the Investments in Unrestricted Subsidiaries covenant were computed, which calculations may be based on PRIMEDIA's latest available internal financial statements.

  Dividends and Payment Restrictions Affecting Restricted Subsidiaries

        PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (i)
  pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by PRIMEDIA or any of its Restricted Subsidiaries, or pay any Indebtedness owed to PRIMEDIA or any of its Restricted Subsidiaries;

  (ii)
  make loans or advances to PRIMEDIA or any of its Restricted Subsidiaries; or

  (iii)
  transfer any of its properties or assets to PRIMEDIA or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing by reason of:

  (A)
  the terms, as in effect on the date of the Indenture, of the Existing Indebtedness;

  (B)
  the terms, as in effect on the date of the Indenture, of the Bank Credit Facilities and the Outstanding Notes and the indentures governing the Outstanding Notes;

  (C)
  the terms of Indebtedness of PRIMEDIA incurred in accordance with the Incurrence of Indebtedness covenant; provided that the terms of the Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than is permitted by this covenant;

  (D)
  the terms of the Indenture and the notes;

  (E)
  applicable law;

  (F)
  customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;

  (G)
  the terms of purchase money obligations for property acquired in the ordinary course of business, but only to the extent that those purchase money obligations restrict or prohibit the transfer of the property so acquired;

  (H)
  the terms of the Class D Subordinated Debentures, the Class D Debenture Indenture, the Class F Subordinated Debentures, the Class F Debenture Indenture, the Class H Subordinated Debentures, the Class H Debenture Indenture and the Class J Subordinated Notes;

  (I)
  any encumbrance or restriction with respect to a Subsidiary of PRIMEDIA that is not a Subsidiary of PRIMEDIA on the date of the Indenture, which encumbrance or restriction is in existence at the time that person becomes a Subsidiary of PRIMEDIA or is created on the date it becomes a Subsidiary of PRIMEDIA;

  (J)
  any encumbrance or restriction with respect to a Subsidiary of PRIMEDIA imposed under an agreement which has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of that Subsidiary;

  (K)
  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

  (L)
  customary provisions contained in leases and other agreements entered into in the ordinary course of business;

  (M)
  the terms of any Indebtedness for borrowed money of any Partially Owned Restricted Subsidiary;

  (N)
  in the case of clause (iii) of the first paragraph of this covenant, any encumbrance or restriction contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of PRIMEDIA or a Restricted Subsidiary of PRIMEDIA to the extent that encumbrance or restriction restricts the transfer of the property subject to those mortgages, pledges or other security agreements;

  (O)
  any contractual requirements incurred with respect to Qualified Securitization Transactions relating exclusively to a Securitization Subsidiary that, in the good faith determination of the board of directors of PRIMEDIA, are customary in Qualified Securitization Transactions; or

  (P)
  any encumbrance or restriction existing under any agreement which refinances or replaces the agreements described in clauses (A), (B), (D), (H), (K), (L) and (M), provided that the terms and conditions of any of those encumbrances or restrictions contained in any of those agreements constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than those under or pursuant to the agreement evidencing the Indebtedness or obligations refinanced.

        Nothing contained in this covenant will prevent PRIMEDIA or a Restricted Subsidiary from entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted by the Limitation on Liens covenant.

  Incurrence of Indebtedness

        PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness unless PRIMEDIA's Debt to Consolidated Cash Flow Ratio for its four full fiscal quarters ending immediately prior to the date that additional Indebtedness is created, incurred, issued, assumed or guaranteed would have been no greater than 6.0 to 1, and that Indebtedness is not senior in right of payment to the notes; provided that the calculation will give effect to (A) the incurrence of any Indebtedness (after giving effect to the application of the proceeds of that Indebtedness) in connection with the simultaneous acquisition of any person, business, property or assets and (B) the Consolidated Cash Flow generated by that acquired person, business, property or assets, giving effect in each case to the incurrence of Indebtedness, application of proceeds and Consolidated Cash Flow as if that acquisition had occurred at the beginning of that four quarter period.

        For purposes of the previous paragraph, cash flow generated by any acquired person, business, property or asset will be determined on the same basis as the definition of Consolidated Cash Flow and will be based on the actual earnings before interest, taxes, depreciation and amortization of that acquired person, business, property or asset during the immediately preceding four full fiscal quarters plus (y) (i) the savings in cost of goods sold that would have resulted during that period from the effect of using PRIMEDIA's actual costs for comparable goods and services during that period and (ii) other savings in cost of goods sold or eliminations of selling, general and administrative expenses as determined by PRIMEDIA in good faith in its consideration of those acquisitions and consistent with PRIMEDIA's experiences in acquisitions of similar businesses minus (z) the incremental expenses that would be included in cost of goods sold and selling, general and administrative expenses that would have been incurred by PRIMEDIA in the operation of that acquired person, business, property or assets during that period.

        The foregoing limitations will not apply to the incurrence of:

  (i)
  Indebtedness under the Credit Facilities (provided that the principal amount of that Indebtedness will not exceed $1.3 billion, less the amount of all repayments made in respect of term loans and of all permanent commitment reductions with respect to revolving loans (except to the extent, and only to the extent, that any required repayments of principal in connection with that commitment reduction are not made) made under the Credit Facilities (excluding those repayments and commitment reductions which occur substantially contemporaneously with a refinancing or a refunding thereof)), plus any amounts then available under clause (vi) of this paragraph;

  (ii)
  Existing Indebtedness;

  (iii)
  Indebtedness represented by the Outstanding Notes and the notes (but not any additional notes);

  (iv)
  Indebtedness represented by the Class D Subordinated Debentures issued in exchange for all the outstanding Series D Preferred Stock, the Class F Subordinated Debentures issued in exchange for all the outstanding Series F Preferred Stock, the Class H Subordinated Debentures issued in exchange for all the outstanding Series H Preferred Stock and the Class J Subordinated Notes issued in exchange for all the outstanding Series J Preferred Stock;

  (v)
  Capital Lease Obligations in an aggregate principal amount which, when aggregated with the principal amount of all other Capital Lease Obligations then outstanding and incurred pursuant to this clause (v) and including all Refinancing Indebtedness (as defined below) incurred to refund, refinance or replace any other Indebtedness incurred under this clause (v), does not exceed 5% of Total Assets;

  (vi)
  Indebtedness in an aggregate principal amount equal to the greater of (A) $225.0 million in the aggregate at any one time outstanding for PRIMEDIA and its Restricted Subsidiaries and (B) Indebtedness created, incurred, issued, assumed or guaranteed (x) by PRIMEDIA at any one time outstanding not in excess of 7% of the Consolidated Net Worth of PRIMEDIA at the time of the creation, incurrence, issuance, assumption or guarantee or (y) by any Restricted Subsidiary of PRIMEDIA at any one time outstanding not in excess of 7% of the Consolidated Net Worth of that Restricted Subsidiary at the time of the creation, incurrence, issuance, assumption or guarantee;

  (vii)
  Indebtedness created, incurred, issued, assumed or guaranteed in exchange for or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness referred to in clauses (i) through (vi) above, including additional Indebtedness incurred to pay premiums and fees in connection with that additional Indebtedness (the "Refinancing Indebtedness"); provided, that (A) the principal amount of that Refinancing Indebtedness will not exceed the principal amount of Indebtedness (including unused commitments and additional Indebtedness incurred to pay premiums and fees in connection with that Indebtedness) so extended, refinanced, renewed, replaced, substituted or refunded plus any amounts then available under clause (vi) of this paragraph, (B) in the case of Refinancing Indebtedness for Indebtedness permitted under clauses (ii) and (iv) of this paragraph, the Refinancing Indebtedness permitted under clauses (ii) and (iv) of this paragraph will have an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and (C) the Refinancing Indebtedness for Indebtedness permitted under clauses (ii) and (iv) of this paragraph will rank, in right of payment, no more senior than that Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and the Refinancing Indebtedness for Indebtedness permitted under clauses (i), (iii), (v) and (vi) of this paragraph will rank, in right of payment, pari passu with or junior to the notes;

  (viii)
  intercompany Indebtedness incurred in connection with Investments in Unrestricted Subsidiaries; provided that those Investments are permitted by the Limitations on Restricted Payments covenant or the Investments in Unrestricted Subsidiaries covenant;

  (ix)
  Indebtedness under Currency Agreements and Interest Rate Agreements, provided that in the case of Currency Agreements which relate to other Indebtedness, those Currency Agreements do not increase the Indebtedness of PRIMEDIA outstanding other than as a result of fluctuations in foreign currency exchange rates;

  (x)
  Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of PRIMEDIA or any Restricted Subsidiary of PRIMEDIA under those agreements, incurred or assumed by the acquired Subsidiary in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary of PRIMEDIA, other than guarantees or similar credit support by PRIMEDIA of Indebtedness incurred by any person acquiring all or any portion of that business, those assets or that Restricted Subsidiary for the purpose of financing that acquisition; provided that the maximum aggregate liability in respect of all that Indebtedness in the nature of those guarantees will at no time exceed the gross proceeds actually received from the sale of that business, those assets or that Restricted Subsidiary;

  (xi)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business, provided that that Indebtedness is extinguished within three business days of its incurrence;

  (xii)
  Indebtedness of an entity at the time it is acquired as a Restricted Subsidiary, provided that that Indebtedness was not incurred or assumed by that entity in connection with or in anticipation of that acquisition;

  (xiii)
  Indebtedness between PRIMEDIA and any Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to PRIMEDIA or another Restricted Subsidiary) shall be deemed in each case to constitute the incurrence of such Indebtedness by the obligor thereon;

  (xiv)
  [Intentionally omitted];

  (xv)
  PRIMEDIA's Obligations arising from the repurchase, redemption or other acquisitions of Capital Stock from management investors to the extent permitted by the Limitations on Restricted Payments covenant; and

  (xvi)
  Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is Non-Recourse Indebtedness with respect to PRIMEDIA and its Restricted Subsidiaries (except for Standard Securitization Undertakings); provided that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness ceases to constitute such Non-Recourse Indebtedness, such Indebtedness will be deemed, in each case, to be incurred at such time.

        For the purposes of determining the aggregate Indebtedness of any referent person, Indebtedness will not include guarantees by any other person of that Indebtedness.

        For the purposes of determining compliance with this covenant, (1) any Indebtedness outstanding under the Bank Credit Facilities on the date of the Indenture will be treated as having been incurred on the date of the Indenture under clause (i) above and (2) in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xvi) above or is entitled to be incurred under the first paragraph of this covenant, (A) PRIMEDIA will, in its sole discretion, classify that item of Indebtedness in any manner that complies with the covenants described above; provided that any Indebtedness classified as incurred pursuant to clause (vi) above may later be reclassified as having been incurred pursuant to the first paragraph of this covenant to the extent such reclassified Indebtedness could be incurred pursuant to the first paragraph at the time of such reclassification; and (B) that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph of this covenant except as otherwise set forth in the proviso to clause (A) above. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Limitations on Liens

        PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or any income or profits from any of its assets or assign or convey any right to receive income from any of its assets unless the notes are equally and ratably secured with the Indebtedness secured by that Lien for so long as that Indebtedness is so secured. Upon the release and discharge of either the collateral under the Pledge Agreement or the initial Lien, any Lien created in favor of the notes as a result of the Pledge Agreement or the initial Lien will be automatically released.

        The notes will be secured by the Pledge Agreement equally and ratably with the Outstanding Notes and indebtedness under the Bank Credit Facilities. Notwithstanding the definition of Permitted Liens, the pledge provided under the Pledge Agreement securing the notes on the date of the Indenture shall be deemed to have been required pursuant to the provisions of this Limitation on Liens covenant, and the Liens under the Pledge Agreement on the date of the Indenture securing Indebtedness under the Bank Credit Facilities and the Outstanding Notes shall be deemed to be the initial Liens giving rise to the requirement to equally and ratably secure the notes pursuant to this Limitations on Liens covenant. See "—Security".

  Limitations on Asset Sales

        PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale (including the sale of any of the stock of any Subsidiary) unless at least 100% of the Net Proceeds from that Asset Sale (or, in the case of a Partially Owned Restricted Subsidiary, PRIMEDIA's Pro Rata Portion of the Net Proceeds, after repayment by that Partially Owned Restricted Subsidiary of its Indebtedness) are applied first to repay Obligations or reduce commitments under the Credit Facilities in accordance with the terms of the Credit Facilities and second to offer to redeem at par the Outstanding Notes and third to offer to redeem at par the notes.

        The foregoing application of Net Proceeds from Asset Sales is not required in the case of:

  (i)
  sales or dispositions generating cash proceeds of less than, with respect to PRIMEDIA and its Restricted Subsidiaries, $2,500,000; and

  (ii)
  sales and dispositions as to which PRIMEDIA delivers a reinvestment notice and the proceeds are so reinvested in one or more communications, publishing, information, education or media assets or businesses within 12 months of the date the relevant Asset Sale is consummated.

        Notwithstanding the foregoing, neither PRIMEDIA nor its Restricted Subsidiaries will be required to apply the Net Proceeds from any Asset Sale:

  (i)
  to the extent that the aggregate Net Proceeds from that Asset Sale, together with the Net Proceeds, if any, of any other Asset Sale which have not been previously applied, are less than $25,000,000; or

  (ii)
  to the extent that, and for so long as, those Net Proceeds cannot be so applied as a result of an encumbrance or restriction permitted under the Limitations on Liens covenant.

        The procedure for offering to redeem the notes in connection with Asset Sales is substantially the same as the mechanism for redeeming the notes in connection with a Change of Control.

  Transactions with Affiliates

        Neither PRIMEDIA nor any of its Restricted Subsidiaries will make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding (each, an "Affiliate Transaction") with, or for the benefit of:

  (i)
  any person (or any Affiliate of that person) holding 10% or more of any class of Capital Stock of PRIMEDIA or any of its Restricted Subsidiaries; or

  (ii)
  any Affiliate of PRIMEDIA or any of its Restricted Subsidiaries,

in each case involving aggregate payments or consideration in excess of $5.0 million, unless:

    (a)
    that Affiliate Transaction is on terms that are not materially less favorable to PRIMEDIA or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by PRIMEDIA or that Restricted Subsidiary with an unrelated Person; and

    (b)
    PRIMEDIA delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of PRIMEDIA approving that Affiliate Transaction and set forth in an officers' certificate certifying that that Affiliate Transaction complies with clause (a) above.

        The foregoing restrictions will not apply to:

  (i)
  the payment of an annual fee to KKR for the rendering of management consulting and financial services to PRIMEDIA and its Restricted Subsidiaries in an aggregate amount which is reasonable in relation to those services;

  (ii)
  the payment of transaction fees to KKR in amounts which are in accordance with past practices for the rendering of financial advice and services, in connection with acquisitions, dispositions and financings by PRIMEDIA and its Subsidiaries;

  (iii)
  loans to officers, directors and employees of PRIMEDIA and its Subsidiaries for business or personal purposes and other loans and advances to those officers, directors and employees for travel, entertainment, moving and other relocation expenses made in the ordinary course of business of PRIMEDIA and its Subsidiaries;

  (iv)
  any Restricted Payments not prohibited by the Limitations on Restricted Payments covenant or any Investment not prohibited by the Investments in Unrestricted Subsidiaries covenant;

  (v)
  transactions between or among any of PRIMEDIA and its Restricted Subsidiaries;

  (vi)
  allocation of corporate overhead to Unrestricted Subsidiaries on a basis not materially less favorable to PRIMEDIA than those allocations to Restricted Subsidiaries;

  (vii)
  the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of PRIMEDIA or any Restricted Subsidiary; or

  (viii)
  sales or other transfers or dispositions of Receivables and Other Assets transferred to a Securitization Subsidiary in a Qualified Securitization Transaction.

  Merger, Consolidation or Sale of Assets

        PRIMEDIA may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any person (except a wholly owned Restricted Subsidiary, provided that in connection with any merger of PRIMEDIA with a Restricted Subsidiary of PRIMEDIA, no consideration (other than common stock in the surviving corporation or PRIMEDIA) will be issued or distributed to the shareholders of PRIMEDIA) or permit any person to merge with or into it unless:

  (i)
  PRIMEDIA will be the continuing person, or the person (if other than PRIMEDIA) formed by that consolidation or into which PRIMEDIA is merged or to which the properties and assets of PRIMEDIA are transferred will be a corporation organized and existing under the laws of the United States or any State of the United States or the District of Columbia and will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of PRIMEDIA under the notes and Indenture; and

  (ii)
  immediately after giving effect to that transaction on a pro forma basis (a) no Default and no Event of Default under the Indenture will have occurred and be continuing and (b) PRIMEDIA could incur at least $1.00 of additional Indebtedness under the first paragraph of the Incurrence of Indebtedness covenant (without giving effect to clause (i) through (xvi) of the second paragraph of that covenant) or the Debt to Consolidated Cash Flow Ratio equals or is less than the Debt to Consolidated Cash Flow Ratio immediately prior to that transaction.

  Payments for Consent

        Neither PRIMEDIA nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes, unless that consideration is offered to be paid or agreed to be paid to all holders of the notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to that consent, waiver or agreement.

Guarantees

        Guarantees.    The notes will be fully and unconditionally guaranteed on a senior basis, jointly and severally, by each Guarantor. In the event that any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of any Guarantor under that guarantee would be reduced to the maximum amount permissible under the applicable fraudulent conveyance or similar law. The foregoing guarantees (the "Guarantees") rank pari passu with the guarantees made for the benefit of the lenders under the Bank Credit Facilities and with guarantees made for the benefit of the holders of the Outstanding Notes. No Unrestricted Subsidiary will become a guarantor of any Indebtedness of PRIMEDIA or any Restricted Subsidiaries unless that Unrestricted Subsidiary becomes a guarantor of the notes. In addition, no Securitization Subsidiary will become a guarantor of the notes.

  Releases of Guarantees

        Upon the sale or disposition (by merger or otherwise) of any Guarantor by PRIMEDIA or any subsidiary of PRIMEDIA to any entity that is not an affiliate of PRIMEDIA or any of its subsidiaries and which sale or disposition is otherwise in compliance with the terms of the Indenture, that Guarantor will be released from its obligations under its Guarantee if that Guarantor is sold or disposed of for at least fair market value, evidenced by a resolution of the board of directors of PRIMEDIA set forth in an officer's certificate delivered to the Trustee; provided that the foregoing proviso will not apply to the sale or disposition of a Guarantor in a foreclosure proceeding to the extent that that proviso would be inconsistent with the requirements of the Uniform Commercial Code.

Security

        The notes will be initially secured, on an equal and ratable basis with indebtedness under the Bank Credit Facilities and the Outstanding Notes, by a pledge of the stock of PRIMEDIA Companies Inc., an intermediate holding company owned directly by us which owns directly or indirectly all shares of PRIMEDIA's subsidiaries. The pledge in favor of the lenders under the Bank Credit Facilities may be released by such lenders in certain circumstances or may be terminated when all obligations under the pledge (other than our other senior debt obligations) have been paid in full, and in either case, the pledge securing the notes (and the Outstanding Notes) will be automatically released. See "—Certain Covenants—Limitations on Liens."

Pledge Agreement

        On June 20, 2001, PRIMEDIA, as pledgor, entered into a Pledge Agreement in favor of JPMorgan Chase Bank, as pledgee and collateral agent for the benefit of certain secured creditors defined in the agreement.

        As a condition precedent to making loans and issuing letters of credit to PRIMEDIA under the Bank Credit Facilities, PRIMEDIA was required to enter into the Pledge Agreement and grant JPMorgan Chase Bank, as agent, a security interest in the stock of PRIMEDIA Companies Inc., an intermediate holding company owned directly by PRIMEDIA which owns directly or indirectly all shares of PRIMEDIA's subsidiaries.

        The pledge of this collateral under the Pledge Agreement secures the full and prompt payment when due of the principal and interest on the loans and letters of credit made to PRIMEDIA under the Bank Credit Facilities, all obligations owed by PRIMEDIA under certain interest rate protection agreements, all principal and interest on the Outstanding Notes and the notes and all other obligations as described in the Pledge Agreement (including, without limitation, indemnities, fees and interest thereon). Upon the issuance of the notes, the pledge of this collateral will also secure the notes.

        The pledged collateral may be sold by PRIMEDIA to the extent permitted under the Bank Credit Facilities, the interest rate protection agreements and any existing or future senior debt agreements. The pledged collateral in favor of our lenders under the Bank Credit Facilities may also be released by such lenders in certain circumstances and the Pledge Agreement may be terminated when all the commitments under the Bank Credit Facilities and all the interest rate protection agreements are terminated, when no letter of credit is outstanding and when all obligations under the Pledge Agreement (other than our other senior debt obligations) have been paid in full. Once the Pledge Agreement is terminated, the notes and the Outstanding Notes that are secured under the Pledge Agreement will no longer be secured by the stock of PRIMEDIA Companies Inc.

Events of Default and Remedies

        The Indenture will provide that each of the following constitutes an "Event of Default":

  (i)
  the failure to make any payment of interest on the notes when the same becomes due and payable and the continuance of that failure for a period of 30 days;

  (ii)
  the failure to make any payment when due of principal or premium on the notes, whether at maturity, or upon acceleration, redemption or otherwise;

  (iii)
  failure by PRIMEDIA to comply with any of its other agreements in the Indenture or the notes and that Default continues for 30 days after receipt of a written notice from the Trustee or holders of at least 30% of the aggregate principal amount of the notes then outstanding, specifying that Default and requiring that it be remedied;

  (iv)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by PRIMEDIA or any of its Restricted Subsidiaries (or the payment of which is guaranteed by PRIMEDIA or any of its Restricted Subsidiaries) whether that Indebtedness or guarantee is now existing or thereafter created in the future, if either:

  (A)
  that default is the failure to pay the final scheduled principal installment in an amount of at least $10 million in respect of any such Indebtedness on the stated maturity date of that Indebtedness (after giving effect to any extension of the maturity date by the holder of that Indebtedness and after the expiration of any grace period in respect of the final scheduled principal installment contained in the instrument under which that Indebtedness is outstanding); or

    (B)
    as a result of that default the maturity of that Indebtedness has been accelerated prior to its express maturity and the principal amount of that Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been accelerated, aggregates $20 million or more; provided that an Event of Default will not be deemed to occur with respect to any accelerated indebtedness which is repaid or prepaid within 20 days after that declaration;

  (v)
  failure by PRIMEDIA or any of its Significant Subsidiaries to pay certain final judgments that exceed $15 million individually or $25 million in the aggregate, which judgments are not discharged, satisfied, stayed, annulled or rescinded within 60 days after their entry;

  (vi)
  certain events of bankruptcy or insolvency with respect to PRIMEDIA or any of its Significant Subsidiaries; and

  (vii)
  except as permitted by the Indenture and the notes, the cessation of the effectiveness of the Guarantees or the finding in any judicial proceeding that the Guarantees are unenforceable or invalid or the denial or disaffirmation by any Guarantor of its obligations under its Guarantee.

        The term "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to each holder of the notes a notice of the Default or Event of Default within 30 days after it occurs or, if later, within 10 days after the Default or Event of Default becomes known to the Trustee, unless the Default or Event of Default has been cured. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any notes or that results from a failure to comply with the Change of Control covenant, the Trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interest of the holders of the notes.

        If an Event of Default (other than an Event of Default with respect to PRIMEDIA resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee by written notice to PRIMEDIA, or the holders of at least 30% of the principal amount of the notes then outstanding by written notice to PRIMEDIA and the Trustee, may, and the Trustee at the request of those holders will, declare all unpaid principal of, premium, if any, and accrued interest on the notes to be due and payable, as specified below. Upon a declaration of acceleration, the principal, premium, if any, and accrued interest will be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs with respect to PRIMEDIA, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder.

        The holders of at least a majority in principal amount of the notes by notice to the Trustee may rescind an acceleration and its consequences upon conditions provided in the Indenture. Subject to certain restrictions set forth in the Indenture, the holders of at least a majority in principal amount of the outstanding notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences (including waivers obtained in connection with a tender offer or exchange offer for notes), except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on, the notes (including, without limitation, pursuant to any mandatory or optional redemption obligation under the Indenture). When a Default or Event of Default is waived, it is cured and ceases.

        A holder of notes may not pursue any remedy with respect to the Indenture, the notes or any Guarantee unless:

  (1)
  the holder gives to the Trustee written notice of a continuing Event of Default;

  (2)
  the holders of at least 30% in principal amount of the notes outstanding make a written request to the Trustee to pursue the remedy;

  (3)
  the holder or holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense (including, without limitation, fees of counsel);

  (4)
  the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and

  (5)
  during that 30-day period the holders of a majority in principal amount of the outstanding notes do not give the Trustee a direction which is inconsistent with the request.

        PRIMEDIA is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and PRIMEDIA is required upon becoming aware of any Default or Event of Default to deliver a statement to the Trustee specifying that Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No director, officer, employee, incorporator or shareholder of PRIMEDIA, as such, will have any liability for any obligations of PRIMEDIA under the notes, the Indenture, the Guarantees or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        PRIMEDIA may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance"), except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when those payments are due from the trust referred to below;

  (2)
  PRIMEDIA's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and PRIMEDIA's obligations in connection with those rights, powers, trusts, duties and immunities; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, PRIMEDIA may, at its option and at any time, elect to have the obligations of PRIMEDIA released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment or bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  PRIMEDIA must irrevocably deposit or cause to be deposited with the Trustee or the paying agent, in trust, money or direct noncallable obligations of or guaranteed by the United States of America in an amount sufficient, without reinvestment, to pay the principal of and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, PRIMEDIA will have delivered to the Trustee an opinion of counsel from nationally recognized counsel acceptable to the Trustee or a tax ruling from the Internal Revenue Service to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, PRIMEDIA will have delivered to the Trustee an opinion of counsel from nationally recognized counsel acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default will have occurred and be continuing (A) on the date of the deposit or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of the deposit; and

  (5)
  PRIMEDIA must deliver to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and PRIMEDIA may require a holder to pay any taxes and fees required by law or permitted by the Indenture. PRIMEDIA is not required to transfer or exchange any note selected for redemption. Also, PRIMEDIA is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next succeeding paragraph, the Indenture, the Guarantees or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder of notes):

  (i)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (ii)
  reduce the principal of or change the fixed maturity of any notes or alter the provisions with respect to the redemption or purchase price in connection with repurchases of the notes with proceeds of Asset Sales, upon a Change of Control or otherwise;

  (iii)
  reduce the rate of or change the time for payment of interest on any notes;

  (iv)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes);

  (v)
  make any notes payable in money other than that stated in the notes;

  (vi)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

  (vii)
  waive a redemption payment with respect to any note; or

  (viii)
  make any change in the foregoing.

        Notwithstanding the foregoing, without the consent of any holder of the notes, PRIMEDIA and the Trustee may amend or supplement the Indenture or the notes to:

  (1)
  cure any ambiguity, defect or inconsistency;

  (2)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  provide for the assumption of PRIMEDIA's obligations to holders of the notes in the case of a merger or consolidation;

  (4)
  make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

  (5)
  comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of PRIMEDIA, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the notes, unless they offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Exchange Offer; Registration Rights

        On May 15, 2003, PRIMEDIA, the Guarantors and the initial purchasers entered into the Registration Rights Agreement. Under the Registration Rights Agreement, PRIMEDIA agreed, for the benefit of the holders of the Transfer Restricted Securities, that PRIMEDIA will, at its cost, (1) cause to be filed, on or prior to the date that is 12 months after the Closing Date, the Exchange Offer Registration Statement with the SEC under the Securities Act concerning the Exchange Offer, and (2) (a) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the SEC on or prior to the date that is 12 months after the Closing Date and (b) cause the Exchange Offer to remain open for the minimum period required by applicable federal and state securities laws, provided, however, that in no event will that period be less than 20 business days. For each Transfer Restricted Security surrendered to PRIMEDIA and accepted for exchange in the exchange offer, the holder of that Transfer Restricted Security will receive a new note having a principal amount equal to that of the surrendered Transfer Restricted Security.

        Based upon no-action letters issued by the staff of the SEC to third parties, PRIMEDIA believes that the new notes issued in the exchange offer in exchange for Transfer Restricted Securities would in general be freely transferable after the exchange offer without further registration under the Securities Act if the holder of the new notes represents (1) that it is not an "affiliate" as defined in Rule 405 under the Securities Act, of PRIMEDIA, (2) that it is acquiring the new notes in the ordinary course of its business and (3) that it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes, provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the SEC has not considered the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in those other circumstances. Holders of Transfer Restricted Securities wishing to accept the exchange offer must represent to PRIMEDIA that those conditions have been met. Each broker-dealer that receives new notes for its own account in the exchange offer, where it acquired the new notes exchanged for the new notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

        A holder of Transfer Restricted Securities other than certain specified holders, who wishes to exchange those Transfer Restricted Securities for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business, and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes and that it is not an "affiliate" of PRIMEDIA, as defined in Rule 405 under the Securities Act.

        If the exchange offer is not permitted by applicable law or SEC policy or (2) if any Holder of Transfer Restricted Securities will notify PRIMEDIA within 20 business days following the consummation of the exchange offer that (a) the holder was prohibited by law or SEC policy from participating in the exchange offer or (b) the holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for the resales by the holders or (c) the holder is a broker-dealer and holds old notes acquired directly from the Company or any of its affiliates, then PRIMEDIA will, at its cost, (A) cause to be filed a shelf registration statement (the "Shelf Registration Statement") covering resales of the Transfer Restricted Securities, (B) use its reasonable best efforts to cause the shelf Registration Statement to be declared effective under the Securities Act and (C) use its reasonable best efforts to keep the Shelf Registration Statement effective until two years after its effective date or any shorter period ending when all resales of Transfer Restricted Securities covered by the Shelf Registration Statement have been made. A holder selling those Transfer Restricted Securities under the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to that holder, including certain indemnification obligations.

        If

            (a)    PRIMEDIA fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

            (b)    any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

            (c)    PRIMEDIA fails to consummate the exchange offer by the Anniversary Date with respect to the Exchange Offer Registration Statement; or

            (d)    the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement

(each such event referred to in clauses (a) through (d) above a "Registration Default"), then PRIMEDIA will pay additional interest to each holder of Transfer Restricted Securities ("Additional Interest"). Additional Interest will accrue, with respect to the first 90-day period (or portion thereof) immediately following the occurrence of the first Registration Default, at a rate of 0.25% per annum of the aggregate principal amount of the outstanding notes on the date of such Registration Default, payable in cash semiannually in arrears on each interest payment date, commencing on the date of such Registration Default. The rate of the Additional Interest will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period (or portion thereof) until all Registration Defaults have been cured, up to a maximum rate of Additional Interest for all Registration Defaults of 1.0% per annum.

        The Registration Rights Agreement provided that the Additional Interest specified above will be the exclusive remedy available to holders of Transfer Restricted Securities for any failure by PRIMEDIA to comply with the registration requirements of the Registration Rights Agreement.

        The summary in this prospectus of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement.

Book-Entry; Delivery and Form

        The notes will initially be represented in the form of one or more global notes in definitive, fully-registered book-entry form, without interest coupons that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of DTC or its participants.

        Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. PRIMEDIA takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised PRIMEDIA that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised PRIMEDIA that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of the Global Notes under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, PRIMEDIA and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither PRIMEDIA, the trustee nor any agent of PRIMEDIA or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (3)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised PRIMEDIA that its current practice, upon receipt of any payment in respect of securities, such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or PRIMEDIA. Neither PRIMEDIA nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and PRIMEDIA and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised PRIMEDIA that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which the Participant or Participants has or have given that direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form and to distribute those notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither PRIMEDIA nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies PRIMEDIA that it is unwilling or unable to continue as depositary for the Global Notes and PRIMEDIA fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2)
  PRIMEDIA, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

        PRIMEDIA will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. PRIMEDIA will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all those terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

        "Adjusted Consolidated Net Income" means, with respect to any person for any period:

  (i)
  the Consolidated Net Income of such person for such period, plus

  (ii)
  in the case of PRIMEDIA and its Restricted Subsidiaries, all cash received during such period by PRIMEDIA or any Restricted Subsidiary from its Unrestricted Subsidiaries from the payment of dividends or distributions (including tax sharing payments and loans or advances which are junior in right of payment to the notes and have a longer Average Life than the notes), but only to the extent such cash payments are not otherwise included in "Adjusted Consolidated Net Income."

        Each item of Adjusted Consolidated Net Income will be determined in conformity with GAAP, except that, for purposes of the application of Accounting Principles Board Opinions Nos. 16 and 17, such person may select any amortization practice allowable by GAAP up to 40 years, notwithstanding the use of a different amortization in such person's consolidated financial statements. Any designation of a Subsidiary of PRIMEDIA as a Restricted Subsidiary or Unrestricted Subsidiary at or prior to the time of the calculation of Adjusted Consolidated Net Income of a Subsidiary will be treated as if it had occurred at the beginning of the applicable period.

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. A person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by" and "under common control with") another person if the controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled person, whether through ownership of voting securities, by agreement or otherwise.

        "Asset Sale" means, with respect to any person, the sale, lease, conveyance, disposition or other transfer by the referent person of any of its assets (including by way of a sale-and-leaseback and including the sale or other transfer of any of the Capital Stock of any Subsidiary of the referent person); provided that, notwithstanding the foregoing, the term "Asset Sale" shall not include the sale, lease, conveyance, disposition or other transfer of:

  (i)
  with respect to any Unrestricted Subsidiary, (A) any assets not constituting all or substantially all of the assets of any Net Cash Flow Unrestricted Subsidiary and (B) any Capital Stock or any assets of any Restricted Payment Unrestricted Subsidiary;

  (ii)
  all or substantially all of the assets of PRIMEDIA, as permitted pursuant to the Merger, Consolidation or Sale of Assets covenant;

  (iii)
  any assets between PRIMEDIA, any Restricted Subsidiary or any Unrestricted Subsidiary;

  (iv)
  (A) cash and cash equivalents, (B) inventory in the ordinary course of business and (C) any other tangible or intangible asset, in each case in the ordinary course of business of PRIMEDIA or its Restricted Subsidiaries;

  (v)
  the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; or

  (vi)
  Receivables and Other Assets pursuant to a Qualified Securitization Transaction.

        "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing:

  (i)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by

  (ii)
  the sum of all such principal payments.

        "Bank Credit Facilities" means the Credit Agreement dated as of June 20, 2001, among PRIMEDIA, the lending institutions listed therein, Bank of America, N.A., as Syndication Agent, The Bank of New York and The Bank of Nova Scotia, as Co-Documentation Agents, and JPMorgan Chase Bank, as Administrative Agent.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

        "Change of Control" means such time as:

  (i)
  a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than KKR and its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than (A) 35 percent (35%) of the total voting power of the then outstanding voting stock of PRIMEDIA and (B) the total voting power of the then outstanding voting stock of PRIMEDIA beneficially owned by KKR and its Affiliates; or

  (ii)
  during any period of two consecutive calendar years, individuals who at the beginning of such period constituted PRIMEDIA's board of directors (together with any new directors whose election by PRIMEDIA's board of directors or whose nomination for election by PRIMEDIA's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

        "Class D Debenture Indenture" means the indenture governing the Class D Subordinated Debentures.

        "Class D Subordinated Debentures" means the 10% Class D Subordinated Exchange Debentures due 2008 of PRIMEDIA issuable in exchange for the Series D Preferred Stock.

        "Class F Debenture Indenture" means the indenture governing the Class F Subordinated Debentures.

        "Class F Subordinated Debentures" means the 9.20% Class F Subordinated Exchange Debentures due 2009 of PRIMEDIA issuable in exchange for the Series F Preferred Stock.

        "Class H Debenture Indenture" means the indenture governing the Class H Subordinated Debentures.

        "Class H Subordinated Debentures" means the 8 5/8% Class H Subordinated Exchange Debentures due 2010 of PRIMEDIA issuable in exchange for the Series H Preferred Stock.

        "Class J Subordinated Notes" means the 12.5% Class J Subordinated Notes issuable in exchange for the Series J Preferred Stock.

        "Consolidated Cash Flow" means, with respect to any person for any period, the Adjusted Consolidated Net Income of such person for such period plus

  (a)
  (i) with respect to any Restricted Subsidiary other than a Partially Owned Restricted Subsidiary, provision for taxes based on income or profits to the extent such provision for taxes was included in computing Adjusted Consolidated Net Income and (ii) with respect to any Partially Owned Restricted Subsidiary, the Pro Rata Portion of any provision for taxes based on income or profits to the extent such provision for taxes was included in computing Adjusted Consolidated Net Income, plus

  (b)
  (i) with respect to any Restricted Subsidiary other than a Partially Owned Restricted Subsidiary, consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments), and (ii) with respect to any Partially Owned Restricted Subsidiary, the Pro Rata Portion of consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments), plus

  (c)
  (i) with respect to any Restricted Subsidiary other than a Partially Owned Restricted Subsidiary, depreciation, amortization and other non-cash charges to the extent such depreciation, amortization and other non-cash charges were deducted in computing Adjusted Consolidated Net Income (including amortization of goodwill and other intangibles) and (ii) with respect to any Partially Owned Restricted Subsidiary, the Pro Rata Portion of depreciation, amortization and other non-cash charges to the extent such depreciation, amortization and other non-cash charges were deducted in computing Adjusted Consolidated Net Income (including amortization of goodwill and other intangibles); provided, with respect to the calculation of a person's Debt to Consolidated Cash Flow Ratio, that if, during such period, (a) such person or any of its Subsidiaries shall have made any Asset Sales (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, sales of the Capital Stock of or any assets of Unrestricted Subsidiaries which constitute Asset Sales), Consolidated Cash Flow of such person for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive), to the extent such Consolidated Cash Flow was included in computing Consolidated Cash Flow, directly attributable to the assets or Capital Stock which are the subject of such Asset Sales for such period or increased by an amount equal to the Consolidated Cash Flow (if negative), to the extent such Consolidated Cash Flow was included in computing Consolidated Cash Flow, directly attributable thereto for such period and (b) such person or any of its Subsidiaries (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, Unrestricted Subsidiaries) has made any acquisition of assets or Capital Stock (occurring by merger or otherwise), including without limitation, any acquisition of assets or Capital Stock occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated Cash Flow of such person shall be calculated (notwithstanding clause (i) of the definition of Consolidated Net Income) as if such acquisition of assets or Capital Stock (including the incurrence of any Indebtedness in connection with any such acquisition and the application of the proceeds thereof) took place on the first day of such period.

        Consolidated Cash Flow of such person shall be determined for any period without regard to changes in Working Capital of such person and its Subsidiaries during such period.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the (a) consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments) and (b) the amount of all cash dividend payments on all series of preferred stock other than cash dividends on preferred stock of Unrestricted Subsidiaries and cash dividends paid to such person or its Subsidiaries; provided, that with respect to Partially Owned Restricted Subsidiaries, only the Pro Rata Portion of any amounts covered by clauses (a) and (b) above shall be included in calculating Consolidated Fixed Charges; provided further that if during such period

(i) such person or any of its Subsidiaries shall have made any Asset Sales (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, sales of the Capital Stock of or any assets of Unrestricted Subsidiaries which constitute Asset Sales), Consolidated Fixed Charges of such person for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to the assets which are the subject of such Asset Sales for such period and (ii) such person or any of its Subsidiaries (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, Unrestricted Subsidiaries) has made any acquisition of assets or Capital Stock (occurring by merger or otherwise), including, without limitation, any acquisition of assets or Capital Stock occurring in connection with the transaction causing a calculation to be made hereunder, Consolidated Fixed Charges of such person shall be calculated as if such acquisition of assets or Capital Stock (including the incurrence of any Indebtedness in connection with any such acquisition and the application of the proceeds thereof) took place on the first day of such period.

        "Consolidated Net Cash Flow" means, with respect to any person for any period, the aggregate Consolidated Cash Flow of such person for such period, minus

  (a)
  capital expenditures of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof), minus

  (b)
  the aggregate amount of all cash dividends paid by such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof) to holders of its Capital Stock other than to such person or its Subsidiaries, minus

  (c)
  the aggregate amount of all taxes based on income or profits paid by such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof) other than to such person or its Subsidiaries, minus

  (d)
  cash Interest Expense of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof), minus

  (e)
  repayments of principal of Indebtedness by such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof), minus

  (f)
  any increases in Working Capital of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof), and plus

  (g)
  any decreases in Working Capital of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof), in each case, for such period and determined in accordance with GAAP;

provided that in calculating the amount referred to in clause (f) or (g) above, as the case may be, for any period during which PRIMEDIA or any of its Restricted Subsidiaries has consummated an Asset Sale (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, sales of Capital Stock of, cash or any assets of Unrestricted Subsidiaries which constitute Asset Sales), the portion of the change in Working Capital for such period attributable to the entity or business sold or purchased shall be based (x) in the case of such an Asset Sale, on the change in Working Capital attributable to the entity or business sold from the first day of such period to the date of the consummation of such sale and (y) in the case of an acquisition, on the change in Working Capital attributable to the entity or business acquired from the date of consummation of such acquisition to the last day of such period.

        "Consolidated Net Income" means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, with respect to any Partially Owned Restricted Subsidiary, including only the Pro Rata Portion of the net income (or loss) of such Partially Owned Restricted Subsidiary as of any date of determination of Consolidated Net Income for PRIMEDIA and its Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

  (i)
  the net income (or loss) of any person which is not a Subsidiary or is accounted for by the equity method of accounting shall be included only to the extent of the amount of cash dividends or distributions (including tax sharing payments and loans or advances which are junior in right of payment to the notes and have a longer Average Life than the notes) paid to the referent person or a Subsidiary of the referent person;

  (ii)
  except to the extent includable pursuant to the foregoing clause (i), the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any of its Subsidiaries or that person's assets are acquired by such person or any of its Subsidiaries shall be excluded;

  (iii)
  any gains or losses attributable to Asset Sales net of related tax costs or tax benefits, as the case may be, shall be excluded; and

  (iv)
  the net income of any Unrestricted Subsidiary (and, solely for purposes of the Restricted Payments covenant, the net income of any Partially Owned Restricted Subsidiary) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Unrestricted Subsidiary (or, solely for the purposes of the Restricted Payments covenant, any Partially Owned Restricted Subsidiary) of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders that, in each such case, has not been legally waived or otherwise satisfied.

        In addition, "Consolidated Net Income" will not include, without limitation:

  (A)
  any non-capitalized transaction costs and expenses incurred in connection with financings, investments or acquisitions, including, but not limited to, financing and refinancing fees;

  (B)
  any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with the redemption or retirement of any Indebtedness prior to its stated maturity; and

  (C)
  any non-recurring charges arising out of the restructuring or consolidation of the operations of any persons or business either alone or together with PRIMEDIA or any Restricted Subsidiary of PRIMEDIA, incurred within 18 months following the acquisition of those persons or businesses by PRIMEDIA or any Restricted Subsidiary of PRIMEDIA.

        "Consolidated Net Worth" means, at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the referent person and its Subsidiaries on a consolidated basis, less amounts attributable to Redeemable Stock, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards

No. 52), except that all effects of the application of Accounting Principles Board Opinions Nos. 16 and 17 and related interpretations shall be disregarded.

        "Credit Facilities" means, with respect to PRIMEDIA or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Bank Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Currency Agreement" means the obligations of any person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such person or any of its subsidiaries against fluctuations in currency values.

        "Debt to Consolidated Cash Flow Ratio" means the ratio of all Indebtedness of PRIMEDIA and its Restricted Subsidiaries to Consolidated Cash Flow.

        "Equity Interests" means Capital Stock, warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private offering of Equity Interests (other than Redeemable Stock) of PRIMEDIA.

        "Existing Indebtedness" means Indebtedness of PRIMEDIA and its Subsidiaries (other than the Bank Credit Facilities and the Outstanding Notes) in existence on the date of the Indenture, until such amounts are repaid.

        "Fixed Charge Coverage Ratio" means the ratio of Consolidated Cash Flow to Consolidated Fixed Charges.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the Indenture.

        "Guarantor" means each domestic Restricted Subsidiary of PRIMEDIA, other than any Securitization Subsidiary, which is wholly owned, directly or indirectly, by PRIMEDIA.

        "Indebtedness" of any person is defined as any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to financing leases), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), and shall also include, to the extent not otherwise included, any Capital Lease Obligations, the maximum fixed repurchase price of any Redeemable Stock, indebtedness secured by a Lien to which the property or assets owned or held by such person is subject, whether or not the obligations secured thereby shall have been assumed, guarantees of items that would be included within this definition to the extent of such guarantees (exclusive of whether such items would appear upon such balance sheet), and net liabilities in respect of Currency Agreements and Interest Rate Agreements.

        For purposes of the preceding paragraph, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which

Indebtedness shall be required to be determined pursuant to the Indenture, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any person at any date shall be without duplication:

  (i)
  the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date; and

  (ii)
  in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

        For the purpose of determining the aggregate Indebtedness of PRIMEDIA and its Restricted Subsidiaries, such Indebtedness shall exclude:

  (a)
  the Indebtedness of any Unrestricted Subsidiary of PRIMEDIA or any Unrestricted Subsidiary of a Restricted Subsidiary; and

  (b)
  with respect to any Partially Owned Restricted Subsidiary, the Pro Rata Portion of any Indebtedness of any Partially Owned Restricted Subsidiary of PRIMEDIA or any Partially Owned Restricted Subsidiary of a Restricted Subsidiary pursuant to which the lender thereunder does not have recourse to any of the assets of PRIMEDIA or any of its Restricted Subsidiaries.

        "Interest Expense" means, with respect to any person, for any period, the aggregate amount of interest in respect of Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and the net cost (benefit) associated with Interest Rate Agreements, and excluding amortization of deferred finance fees and interest recorded as accretion in the carrying value of liabilities (other than Indebtedness) recorded at a discounted value) and all but the principal component of rentals in respect of Capital Lease Obligations, paid, accrued or scheduled to be paid or accrued by such person during such period.

        "Interest Rate Agreements" means the obligations of any person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person or any of its subsidiaries against fluctuations in interest rates.

        "Investment" means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business, which are recorded as accounts receivable on the balance sheet of any person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by any other person. For the purposes of the Restricted Payments and Investment in Unrestricted Subsidiaries covenants described above:

  (i)
  "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary; and

  (ii)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, in each case as determined by the board of directors of PRIMEDIA in good faith.

        "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Net Cash Flow Unrestricted Subsidiary" means an Unrestricted Subsidiary which is not a Restricted Payment Unrestricted Subsidiary.

        "Net Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursement or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by PRIMEDIA or any of its Subsidiaries in respect of such Asset Sale, net of:

  (i)
  the cash expenses of such sale (including, without limitation, the payment of principal, premium, if any, and interest on Indebtedness required to be paid as a result of such Asset Sale (other than the Outstanding Notes and the notes and amounts repaid pursuant to the Credit Facilities) and legal, accounting and investment banking fees and sales commissions);

  (ii)
  taxes paid or payable as a result thereof;

  (iii)
  any portion of cash proceeds which PRIMEDIA determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by PRIMEDIA or any of its Subsidiaries shall constitute Net Proceeds on such date; and

  (iv)
  any relocation expenses and pension, severance and shutdown costs incurred as a result thereof.

        "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither PRIMEDIA nor any Restricted Subsidiary (other than a Securitization Subsidiary) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender, (ii) as to which no default (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of PRIMEDIA or any Restricted Subsidiary (other than a Securitization Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have been notified in writing they will not have recourse to the shares or assets of PRIMEDIA or any Restricted Subsidiary (other than a Securitization Subsidiary).

        "Obligations" means any principal, interest, penalties, fee, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Outstanding Notes" means the 7 5/8% Senior Notes due 2008 and the 8 7/8% Senior Notes due 2011 of PRIMEDIA, as each may be amended, supplemented or otherwise modified from time to time.

        "Partially Owned Restricted Subsidiary" means any Restricted Subsidiary other than a wholly owned Restricted Subsidiary.

        "Permitted Liens" means:

  (i)
  Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  (ii)
  statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

  (iii)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (iv)
  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

  (v)
  easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of PRIMEDIA or any of its Subsidiaries incurred in the ordinary course of business;

  (vi)
  Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the date of the Indenture, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the item of property subject thereto, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (c) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item and (d) the incurrence of such Indebtedness is permitted by the Incurrence of Indebtedness covenant;

  (vii)
  Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  (viii)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (ix)
  judgment and attachment Liens not giving rise to an Event of Default;

  (x)
  leases or subleases granted to others not interfering in any material respect with the business of PRIMEDIA or any of its Subsidiaries;

  (xi)
  Liens encumbering customary initial deposits and margin deposits, and other liens incurred in the ordinary course of business and which are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements;

  (xii)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of PRIMEDIA or its Subsidiaries;

  (xiii)
  Liens arising out of consignment or similar arrangements for the sale of goods entered into by PRIMEDIA or any of its Subsidiaries in the ordinary course of business of PRIMEDIA and its Subsidiaries;

  (xiv)
  any interest or title of a lessor in the property subject to any Capital Lease Obligation or operating lease;

  (xv)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (xvi)
  Liens permitted by the Credit Facilities as in effect on the date of the Indenture;

  (xvii)
  Liens securing Indebtedness described in clause (xii) of the second paragraph of the Incurrence of Indebtedness covenant;

  (xviii)
  Liens between PRIMEDIA and any Restricted Subsidiary or between Restricted Subsidiaries;

  (xix)
  Liens securing letters of credit in an amount not to exceed $75 million in the aggregate at any one time;

  (xx)
  Liens in an amount not to exceed $50 million in the aggregate at any one time;

  (xxi)
  Liens incurred by Partially Owned Restricted Subsidiaries which do not exceed 10% of Total Assets in the aggregate at any one time; and

  (xxii)
  Liens on assets of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction.

        "Pledge Agreement" means the Pledge Agreement dated as of June 20, 2001, made by PRIMEDIA in favor of JPMorgan Chase Bank, as Collateral Agent, as in effect on the date of the Indenture.

        "Pro Rata Portion" means, with respect to any Partially Owned Restricted Subsidiary, the percentage of such Partially Owned Restricted Subsidiary's outstanding Equity Interests beneficially owned by PRIMEDIA and its Restricted Subsidiaries.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by PRIMEDIA or any Restricted Subsidiary pursuant to which PRIMEDIA or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by PRIMEDIA or of any Restricted Subsidiary) and (b) any other person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, Receivables and Other Assets.

        "Receivables and Other Assets" means, with respect to any person, all of the following property and interests in property of such person, whether now existing or existing in the future or hereafter acquired or arising:

  (1)
  accounts;

  (2)
  accounts receivable or other similar rights to future payments in respect of assets sold or to be sold, rights granted or to be granted or services rendered or to be rendered, including, without limitation, all rights to payment created by or arising from sales of goods, lease of goods or the rendition of services no matter how evidenced, whether or not earned by performance;

  (3)
  all unpaid seller's or lessor's rights, including, without limitation, recession, replevin, reclamation and stoppage in transit, relating to any of the foregoing or arising therefrom;

  (4)
  all rights to any goods or merchandise represented by any of the foregoing, including, without limitation, returned or repossessed goods;

  (5)
  all reserves and credit balances with respect to any such accounts receivable or account debtors;

  (6)
  all letters of credit, security or guarantees of any of the foregoing;

  (7)
  all insurance policies or reports relating to any of the foregoing;

  (8)
  all collection or deposit accounts relating to any of the foregoing;

  (9)
  all proceeds of any of the foregoing; and

  (10)
  all books and records relating to any of the foregoing.

        "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the stated maturity of the notes), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the stated maturity of the notes, or is, by its terms or upon the happening of any event, redeemable at the option of the holder thereof, in whole or in part, at any time prior to the stated maturity of the notes except for Equity Interests of PRIMEDIA issued to present and former members of management of PRIMEDIA and its Subsidiaries pursuant to subscription and option agreements in effect on the date of the Indenture or under any stock option plan of About.com, Inc. existing on the date of the Indenture and common stock and options of PRIMEDIA issued to future members of management of PRIMEDIA and its Subsidiaries pursuant to subscription agreements executed subsequent to the date of the Indenture containing provisions for the repurchase of such common stock and options upon death, disability or termination of employment of such persons which are substantially identical to those contained in the subscription agreements in effect on the date of the Indenture; provided that for purposes of the "Limitation on Restricted Payments" covenant and for purposes of the definition of Indebtedness, Redeemable Stock does not include the Series D Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock or any other preferred stock issued by us prior to the date of the Indenture but not outstanding on the date of the Indenture.

        "Registration Rights Agreement" means (a) the registration rights agreement, dated May 15, 2003, among PRIMEDIA, the Guarantors, J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the initial purchasers, and
(b) with respect to each issuance of additional notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among PRIMEDIA and the persons purchasing such additional notes under the related purchase agreement.

        "Restricted Payment Unrestricted Subsidiary" means an Unrestricted Subsidiary which was capitalized exclusively with a permitted Restricted Payment or with the proceeds from the issuance of an Equity Interest by PRIMEDIA or with the proceeds of the sale of stock or substantially all of the assets of any other Unrestricted Subsidiary which was capitalized with such funds to the extent that a liquidating dividend is paid to PRIMEDIA for any Restricted Subsidiary from the proceeds of such sale.

        "Restricted Subsidiary" means a Subsidiary of PRIMEDIA which at the time of determination is not an Unrestricted Subsidiary.

        "Securitization Subsidiary" means any person to which PRIMEDIA or any Restricted Subsidiary of PRIMEDIA transfers Receivables and Other Assets that engages in no activities other than in connection with financing of Receivables and Other Assets and that is designated by the board of directors as a Securitization Subsidiary and

  (A)
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

  (i)
  is guaranteed by PRIMEDIA or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

  (ii)
  is recourse to or obligates PRIMEDIA or any Restricted Subsidiary (other than such Securitization Subsidiary) in any way other than pursuant to Standard Securitization Undertakings;

  (iii)
  subjects any property or asset of PRIMEDIA or any Restricted Subsidiary (other than such Securitization Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (B)
  with which neither PRIMEDIA nor any Restricted Subsidiary (other than such Securitization Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to PRIMEDIA or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of PRIMEDIA, other than fees payable in the ordinary course of business in connection with servicing Receivables and Other Assets of such entity; and

  (C)
  to which neither PRIMEDIA nor any Restricted Subsidiary (other than such Securitization Subsidiary) has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any designation of a Securitization Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of PRIMEDIA giving effect to the designation and an officers' certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

        "Series D Preferred Stock" means PRIMEDIA's $10.00 Series D Exchangeable Preferred Stock Redeemable 2008, par value $0.01 per share.

        "Series F Preferred Stock" means PRIMEDIA's $9.20 Series F Exchangeable Preferred Stock Redeemable 2009, issuable in exchange for the Series E Preferred Stock and containing terms identical to the Series E Preferred Stock.

        "Series H Preferred Stock" means PRIMEDIA's $8.625 Series H Exchangeable Preferred Stock Redeemable 2010 issuable in exchange for the Series G Preferred Stock and containing terms identical to the Series G Preferred Stock.

        "Series J Preferred Stock" means PRIMEDIA's Series J Convertible Exchangeable Preferred Stock, par value $0.01 per share.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by PRIMEDIA or any Restricted Subsidiary that are reasonably customary in a Qualified Securitization Transaction.

        "Subsidiary" of any person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

        "Total Assets" means the total consolidated assets of PRIMEDIA and its Restricted Subsidiaries.

        "Transfers" means:

  (i)
  any payment of interest on Indebtedness, dividends or repayments of loans or advances; and

  (ii)
  any other transfers of assets,

in each case from an Unrestricted Subsidiary to PRIMEDIA or any of its Restricted Subsidiaries.

        "Unrestricted Subsidiary" means:

  (i)
  each of the following Subsidiaries of PRIMEDIA, unless and until such Subsidiary ceases to be a Subsidiary of PRIMEDIA or is designated as a Restricted Subsidiary pursuant to the terms of the Indenture: PRIMEDIANet Inc.; PRIMEDIA Ventures, Inc.; PRIMEDIA Teenclick Corp.; PRIMEDIA Digital Video Holdings LLC; HPC Interactive, LLC; Media Central Acquisition, LLC; Kagan World Media Limited; Kagan Asia Media, Ltd.; PRIMEDIA California Digital Inc.; Media Central LLC; PRIMEDIA Youth Entertainment LLC;

    PRIMEDIA Investment LLC; PRIMEDIA PRISM LLC; PRIMEDIA Enterprises, Inc.; Distributech LLC; and PRIMEDIA International, Inc.;

  (ii)
  any other Subsidiary of PRIMEDIA which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of PRIMEDIA, as provided below); and

  (iii)
  any subsidiary of an Unrestricted Subsidiary.

        The board of directors of PRIMEDIA may designate any Subsidiary of PRIMEDIA (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of, any other Subsidiary of PRIMEDIA which is not a Subsidiary of the Subsidiary to be so designated; provided that:

  (a)
  PRIMEDIA certifies that such designation complies with the Limitation on Restricted Payments and Investments in Unrestricted Subsidiaries covenants; and

  (b)
  the Subsidiary to be so designated has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of PRIMEDIA or any of its Restricted Subsidiaries.

        The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, PRIMEDIA could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the Incurrence of Indebtedness covenant (without giving effect to clauses (i) through (xvi) of the second paragraph of that covenant) on a pro forma basis taking into account such designation.

        "Working Capital" means, with respect to any person for any period, the current assets of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof) on a consolidated basis, after excluding therefrom cash and cash equivalents and deferred income taxes, less the current liabilities of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof) on a consolidated basis, after excluding therefrom, in each case to the extent otherwise included therein, all short-term Indebtedness for borrowed money, the current portion of any long-term Indebtedness, liabilities arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business, provided that such liabilities are extinguished within three business days of this incurrence, and deferred income taxes of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of new notes as of the date of this prospectus. Except where noted, this summary deals only with new notes that are acquired in connection with this exchange offer and held as capital assets and does not deal with taxpayers subject to special treatment under the U.S. federal income tax laws, including if you are one of the following:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  an insurance company;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  a person holding the new notes as part of a hedging, integrated or conversion transaction, a constructive sale or straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax; or

  •
  a U.S. holder (as defined below) whose "functional currency" is not the U.S. dollar.

        If a partnership holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the new notes, you should consult your own tax advisors.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

        If you are considering the acquisition of new notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any foreign, state, local or other taxing jurisdiction.

Consequences of the Exchange

        The exchange of the old notes for the new notes in the exchange offer (see "The Exchange Offer") will not constitute a taxable event to you. As a result:

  •
  you will not realize any gain or loss upon receipt of a new note;

  •
  the holding period of the new note will include the holding period of the old note exchanged for the new note; and

  •
  the adjusted basis of the new note will be the same as the adjusted tax basis of the old note exchanged for the new note immediately before the exchange.

Consequences to U.S. Holders

        The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of new notes.

        Certain U.S. federal income and estate consequences to "non-U.S. holders" of new notes, who are beneficial owners of exchange notes that are individuals, corporations, estates or trusts and are not U.S. holders, are described below under "Consequences to Non-U.S. Holders".

        "U.S. holder" means a beneficial owner of a new note that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (1) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

  Payments of Interest

        Except as set forth below, interest on a new note will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

  Amortizable Bond Premium

        If you purchased an old note for an amount in excess of its "stated redemption price at maturity" (the sum of all amounts payable on the old note after the purchase date other than stated interest), you will be considered to have purchased the note at a "premium." You generally may elect to amortize the premium over the remaining term (or an applicable call date as discussed below) of the new note on a constant yield method as an offset to interest when includible in income under your regular method of accounting. The new notes are subject to a call provision at the option of PRIMEDIA at various times, as described in this prospectus under "Description of New Notes—Optional Redemption." You will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the new note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

        Calculation of amortizable bond premium is complicated, and we urge you to consult your own tax advisor concerning the application of these rules as they apply to you.

  Market Discount

        If you purchased an old note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a new note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the new note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the new note.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the new note, unless you elect to accrue on a constant yield interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

  Sale, Exchange and Retirement of Notes

        When you sell, exchange or retire a new note, you will recognize gain or loss equal to the difference between the amount you receive (less an amount equal to any accrued interest you have not previously included in income, which will be taxable as interest income) and your adjusted basis in the new note. Your adjusted basis in the new note will be increased by any market discount previously included in income and reduced by any amortized premium and any cash payments on the new note other than stated interest. Except as described above with respect to market discount, your gain or loss realized on the sale, exchange or retirement of a new note will generally be treated as capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange or retirement of a new note, you have held the new note for more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on new notes and to the proceeds of sale of new notes made to you, unless you are an exempt recipient, like a corporation. A backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number or certification of exempt status, or fail to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Consequences to Non-U.S. Holders

        The following is a summary of certain U.S. federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of new notes. This summary does not represent a detailed description of the federal income and estate tax consequences to you in light of your particular circumstances. In addition, it does not deal with non-U.S. holders that are subject to special treatment under the U.S. federal income tax laws (including if you are a controlled foreign corporation, passive foreign investment company, foreign personal holding company, a corporation that accumulates earnings to avoid federal income tax, or in certain circumstances, a U.S. expatriate). If you are such a non-U.S. holder, you should consult your own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

  U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the new notes, under the "portfolio interest rule," provided that:

  •
  interest paid on the new notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and applicable U.S. Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the new notes is described in section 881(c)(3)(A) of the Internal Revenue Code; and

  •
  either (a) you provide your name and address on an Internal Revenue Service Form W-BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold the new notes through certain foreign intermediaries and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty, or (2) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the new notes is not subject to withholding because it is effectively connected with your conduct of a trade or business in the United States, as described below under "U.S. Federal Income Tax."

        The 30% U.S. federal withholding tax will not generally apply to any gain that you realize on the sale, exchange, retirement or other disposition of the new notes.

  U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the new notes is effectively connected with the conduct of that trade or business, and, where a tax treaty applies, is attributable to a U.S. permanent establishment, then you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. holder, although that interest income will be exempt from the 30% U.S. federal withholding tax (provided the certification requirements discussed above under "U.S. Federal Withholding Tax" are satisfied). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Any gain realized on the sale, exchange, retirement or other disposition of a new note generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the conduct by you of a trade or business in the United States, and, where a tax treaty applies, the gain is attributable to a U.S. permanent establishment, or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met.

  U.S. Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on new notes beneficially owned by you at the time of your death, provided that any payment to you on the new notes would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest rule" described above under "U.S. Federal Withholding Tax" without regard to the certification requirements described in the fifth bullet point of that section.

  Information Reporting and Backup Withholding

        In general, we must report to the Internal Revenue Service and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of any applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. holder and we have received from you the certification described above in the fifth bullet point under "U.S. Federal Withholding Tax."

        In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a new note within the United States or conducted through U.S.-related financial intermediaries, if the payor receives the certification described above and does not have actual knowledge or reason to know that you are a U.S. holder, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes only where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for a period of 180 days from the date on which the exchange offer is consummated, or any shorter period as will terminate when all old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new notes and the new notes have been resold by the broker-dealers.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which the exchange offer is consummated, or a shorter period as will terminate when all old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new notes and the new notes have been resold by the broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of old notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of old notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the new notes and the guarantees are being passed upon on our behalf by Simpson Thacher & Bartlett LLP, New York, New York. Gelfand Stein & Wasson LLP, Los Angeles, California; Day, Berry & Howard LLP, Stamford, Connecticut; and Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, are passing on certain legal matters on our behalf relating to California, Connecticut and Pennsylvania law, respectively.

EXPERTS

        The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated September 13, 2004 (which updates the Company's previously issued annual financial statements and the related financial statement schedules originally reported within the Company's Annual Report on Form 10-K for the year ended December 31, 2003) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets, " effective January 1, 2002, the recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as amended, effective January 1, 2003, and Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," effective July 1, 2003), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$300,000,000

Offer to exchange all outstanding $300,000,000 8% Senior Notes due 2013 for
$300,000,000 8% Senior Notes due 2013,
which have been registered under the Securities Act of 1933

Unconditionally guaranteed on a senior basis by all our domestic wholly-owned restricted subsidiaries, other than securitization subsidiaries

P R O S P E C T U S

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        (a)   PRIMEDIA Inc., About, Inc., Canoe & Kayak, Inc., Channel One Communications Corp., Cover Concepts Marketing Services, LLC, CSK Publishing Company Inc., Films for the Humanities & Sciences, Inc., Go Lo Entertainment, Inc., Haas Publishing Companies, Inc., Hacienda Productions, Inc., HPC Brazil, Inc., Kagan World Media, Inc., Media Central IP Corp., Motor Trend Auto Shows Inc., Paul Kagan Associates, Inc., PRIMEDIA Business Magazines & Media Inc., PRIMEDIA Companies Inc., PRIMEDIA Finance Shared Services, Inc., PRIMEDIA Holdings III Inc., PRIMEDIA Information Inc., PRIMEDIA Leisure Group Inc., PRIMEDIA Magazines Inc., PRIMEDIA Magazine Finance Inc., PRIMEDIA Special Interest Publications Inc., PRIMEDIA Specialty Group Inc., PRIMEDIA Workplace Learning LLC, PRIMEDIA Workplace Learning LP and The Virtual Flyshop, Inc.

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        The certificates of incorporations and/or bylaws of PRIMEDIA Inc., About, Inc., Canoe & Kayak, Inc., Channel One Communications Corp., CSK Publishing Company Inc., Films for the Humanities & Sciences, Inc., Go Lo Entertainment, Inc., Haas Publishing Companies, Inc., Hacienda Productions, Inc., HPC Brazil, Inc., Kagan World Media, Inc., Media Central IP Corp., Motor Trend Auto Shows Inc., Paul Kagan Associates, Inc., PRIMEDIA Business Magazines & Media Inc., PRIMEDIA Companies Inc., PRIMEDIA Finance Shared Services, Inc., PRIMEDIA Holdings III Inc., PRIMEDIA Information Inc., PRIMEDIA Leisure Group Inc., PRIMEDIA Magazines Inc., PRIMEDIA Magazine Finance Inc., PRIMEDIA Special Interest Publications Inc., PRIMEDIA

Specialty Group Inc. and The Virtual Flyshop, Inc. provide for the mandatory indemnification of their directors and officers, and the discretionary indemnification of their employees and other agents, to the maximum extent permitted by the DGCL.

        As permitted by sections 102 and 145 of the DGCL, the certificates of incorporation of PRIMEDIA Inc., About, Inc., Canoe & Kayak, Inc., Channel One Communications Corp., CSK Publishing Company Inc., Films for the Humanities & Sciences, Inc., Go Lo Entertainment, Inc., Haas Publishing Companies, Inc., Hacienda Productions, Inc., HPC Brazil, Inc., Kagan World Media, Inc., Media Central IP Corp., Motor Trend Auto Shows Inc., Paul Kagan Associates, Inc., PRIMEDIA Business Magazines & Media Inc., PRIMEDIA Companies Inc., PRIMEDIA Finance Shared Services, Inc., PRIMEDIA Holdings III Inc., PRIMEDIA Information Inc., PRIMEDIA Leisure Group Inc., PRIMEDIA Magazines Inc., PRIMEDIA Magazine Finance Inc., PRIMEDIA Special Interest Publications Inc., PRIMEDIA Specialty Group Inc. and The Virtual Flyshop, Inc. eliminate a director's personal liability for monetary damages to the company and its stockholders arising from a breach of a director's fiduciary duty, other than for a breach of a director's duty of loyalty or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and except as otherwise provided under the DGCL.

        (b)   Cover Concepts Marketing Services, LLC and Primedia Workplace Learning LLC

        Cover Concepts Marketing Services, LLC and Primedia Workplace Learning LLC (the "Companies") are permitted by section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any agreement, vote of members or disinterested directors or otherwise.

        The limited liability company agreements of each company permit indemnification by the company for any loss, damage, cost or expense by reason of any act or omission performed or omitted by a manager on behalf of the company and in a manner believed to be within the scope of his or her authority, subject to certain exceptions.

        (c)   PRIMEDIA Workplace Learning LP

        PRIMEDIA Workplace Learning LLC is permitted by section 17-108 of the Delaware Revised Uniform Limited Partnership Act to indemnify and hold harmless any partner or other person from and against any and all claims whatsoever. At the current time the Limited Partnership Agreement of PRIMEDIA Workplace Learning LP contains no additional provisions relating to indemnification.

        (d)   PRIMEDIA Enthusiast Publications, Inc.

        Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 (the "PBCL" or "Pennsylvania Law") contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents, and related matters, which are summarized below.

        Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other parties under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a party has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the party is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

        Section 1743 provides that indemnification against expenses is mandatory to the extent that a party has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

        Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a party is proper because the party met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.

        Section 1745 provides that expenses incurred by a parties in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

        Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

        The by-laws of PRIMEDIA Enthusiast Publications, Inc. provide that, to the fullest extent permitted by the PBCL, as amended from time to time, will indemnify any and current or former directors or officers, and may indemnify any current or former employee or agents, from and against any and all of the expenses, liabilities, or other matters referred to in the PBCL.

        (e)   IntelliChoice, Inc., Kagan Media Appraisals, Inc., Kagan Seminars, Inc. and McMullen Argus Publishing, Inc.

        Section 317 of the California General Corporations Law ("CGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 317 of the CGCL does not extend to acts or omissions of a director in his capacity as an officer. Further, section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to its shareholders for any violation of a director's fiduciary duty to the corporation or its shareholders.

        Section 204 of the CGCL provides that the limitation on liability in section 317 has no effect on a director's liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (f) under Section 310 of the law (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the law (directors' liability for improper dividends, loans and guarantees).

        The certificates of incorporation and/or bylaws of IntelliChoice, Inc., Kagan Media Appraisals, Inc., Kagan Seminars, Inc. and McMullen Argus Publishing, Inc. provide for the mandatory indemnification of their directors and officers, and the discretionary indemnification of their employees and other agents, to the maximum extent permitted by the CGCL.

(f)
Simba Information Inc.

        Section 33-771 of the Connecticut Stock Corporation Act ("CSCA") authorizes a corporation to indemnify a director who is sued in his official capacity as long as (1) he conducted himself in good faith and (2) he reasonably believed that his official conduct was in the best interests of the corporation or that his conduct was not opposed to the best interests of the corporation. Indemnification is also available in the case of a criminal proceeding if the director had no reasonable cause to believe that his conduct was unlawful. Section 33-772 mandates that a corporation indemnify against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because of his position as a director of the corporation. Section 33-779 of the CSCA limits the provision of indemnification solely to the conditions as specified by the CSCA.

        Section 33-778 of the CSCA provides that a corporation may obligate itself in advance to provide indemnification according to the requirements of Section 33-771 by a provision in its certificate of incorporation or by-laws or in a resolution approved by the board of directors or shareholders. Simba Information Inc. contains such a provision in Article V of its by-laws, which states that the corporation will be bound and comply with the provisions of the CSCA pertaining to indemnification of corporate shareholders, officers, directors, employees, agents, and other eligible parties.

Item 21. Exhibits and Financial Statement Schedules.

        (a) Exhibits

Exhibit Number	Description
2.1	—Agreement and Plan of Merger among PRIMEDIA Inc., Abracadabra Acquisition Corporation and About.com, Inc. dated as of October 29, 2000(14)
2.2	—Stock Purchase Agreement dated as of July 1, 2001, among Emap PLC, Emap America Partners, Emap Inc. and PRIMEDIA Inc.(17)
3.1	—Certificate of Incorporation of K-III(4)
3.2	—Certificate of Amendment to Certificate of Incorporation of K-III (changing name from K-III to PRIMEDIA Inc.)(10)
3.3	—Certificate of Amendment to Certificate of Incorporation of PRIMEDIA Inc.(20)
3.4	—Certificate of Designations of the Series D Preferred Stock(7)
3.5	—Certificate of Designations of the Series F Preferred Stock(9)
3.6	—Certificate of Designations of the Series H Preferred Stock(11)
3.7	—Certificate of Designations of the Series K Preferred Stock(18)
3.8	—Certificate of Designations of the Series J Preferred Stock(18)
3.9	—Amended and Restated By-laws of K-III.(4)
3.10	—Certificate of Incorporation of Intertec Publishing Corporation(2)
3.11	—Certificate of Amendment to Certificate of Incorporation of Intertec Publishing Corporation (changing name to PRIMEDIA Intertec Corporation)(12)
3.12	—Certificate of Amendment to Certificate of Incorporation of Intertec Publishing Corporation (changing name from PRIMEDIA Intertec Corporation to Intertec Publishing Corporation)(13)
3.13	—Amended and Restated By-laws of Intertec Publishing Corporation(2)
3.14	—Certificate of Amendment to Certificate of Incorporation of PRIMEDIA Business Magazines & Media Inc. (changing name from Intertec Publishing Corporation)(18)
3.15	—Certificate of Incorporation of Newbridge Communications, Inc.(2)
3.16	—Certificate of Amendment to Certificate of Incorporation of Newbridge Communications, Inc. (changing name to Films for the Humanities and Sciences, Inc.)(10)
3.17	—By-laws of Newbridge Communications, Inc.(2)
3.18	—Certificate of Incorporation of K-III Directory Corporation(1)
3.19	—Certificate of Amendment to Certificate of Incorporation of K-III Directory Corporation (changing name to PRIMEDIA Information Inc.)(10)
3.20	—By-laws of K-III Directory Corporation(1)
3.21	—Certificate of Incorporation of K-III Magazine Corporation.(2)
3.22	—Certificate of Amendment to Certificate of Incorporation of K-III Magazine Corporation (changing name to PRIMEDIA Magazines Inc.)(10)
3.23	—By-laws of K-III Magazine Corporation(2)
3.24	—Certificate of Incorporation of K-III Magazine Finance Corporation(2)

3.25	—Certificate of Amendment to Certificate of Incorporation of K-III Magazine Finance Corporation (changing name to PRIMEDIA Magazines Finance Inc.)(10)
3.26	—By-laws of K-III Magazine Finance Corporation(2)
3.27	—Certificate of Incorporation of K-III Holdings Corporation III(2)
3.28	—Certificate of Amendment to Certificate of Incorporation of K-III Holdings Corporation III (changing name to PRIMEDIA Holdings III Inc.)(10)
3.29	—By-laws of K-III Holdings Corporation III(2)
3.30	—Certificate of Incorporation of Haas Publishing Companies, Inc.(3)
3.31	—By-laws of Haas Publishing Companies, Inc.(3)
3.32	—Certificate of Incorporation of Channel One Communications Corp.(5)
3.33	—By-laws of Channel One Communications Corp.(5)
3.34	—Certificate of Incorporation of PJS Publications, Inc.(5)
3.35	—Certificate of Amendment to Certificate of Incorporation of PJS Publications, Inc. (changing name to PRIMEDIA Special Interest Publications Inc.)(10)
3.36	—By-laws of PJS Publications, Inc.(5)
3.37	—Certificate of Incorporation of Hacienda Productions, Inc.(22)
3.38	—By-laws of Hacienda Productions, Inc.(22)
3.39	—Certificate of Incorporation of HPC Brazil, Inc.(22)
3.40	—By-laws of HPC Brazil, Inc.(22)
3.41	—Certificate of Incorporation of Motor Trend Auto Shows Inc.(23)
3.42	—By-laws of Motor Trend Auto Inc.(23)
3.43	—Certificate of Incorporation of Kagan Media Appraisals, Inc.(22)
3.44	—By-laws of Kagan Media Appraisals, Inc.(22)
3.45	—Certificates of Incorporation of Kagan Seminars, Inc.(22)
3.46	—By-laws of Kagan Seminars, Inc.(22)
3.47	—Certificate of Incorporation of Kagan World Media, Inc.(22)
3.48	—By-laws of Kagan World Media, Inc.(22)
3.49	—Certificate of Incorporation of Paul Kagan Associates, Inc.(22)
3.50	—By-laws of Paul Kagan Associates, Inc.(22)
3.51	—Certificate of Incorporation of PRIMEDIA Finance Shares Services, Inc.(22)
3.52	—By-laws of PRIMEDIA Finance Shares Services, Inc.(22)
3.53	—Certificate of Formation of PRIMEDIA Workplace Learning LLC(22)
3.54	—Limited Liability Company Agreement of PRIMEDIA Workplace Learning LLC(22)
3.55	—Certificate of Limited Partnership of PRIMEDIA Workplace Learning LP(22)
3.56	—Limited Partnership Agreement of PRIMEDIA Workplace Learning LP(22)
3.57	—Certificate of Incorporation of McMullen Argus Publishing, Inc.(8)
3.58	—By-laws of McMullen Argus Publishing, Inc.(8)
3.59	—Certificate of Formation of Cover Concepts Marketing Services, LLC(10)

3.60	—Limited Liability Company Agreement of Cover Concepts Marketing Services, LLC(10)
3.61	—Certificate of Incorporation of CSK Publishing Company Incorporated(10)
3.62	—By-laws of CSK Publishing Company Incorporated(10)
3.63	—Certificate of Incorporation of GO LO Entertainment, Inc.(22)
3.64	—By-laws of GO LO Entertainment, Inc.(22)
3.65	—Certificate of Incorporation of IntelliChoice, Inc.(10)
3.66	—By-laws of IntelliChoice, Inc.(10)
3.67	—Certificate of Incorporation of Canoe & Kayak, Inc.(10)
3.68	—By-laws of Canoe & Kayak, Inc.(10)
3.69	—Certificate of Amendment to Certificate of Incorporation of Cowles Enthusiast Media, Inc. (changing name to PRIMEDIA Enthusiast Publications, Inc.)(12)
3.70	—Certificate of Incorporation of Cowles Enthusiast Media, Inc.(10)
3.71	—By-laws of Cowles Enthusiast Media, Inc.(10)
3.72	—Certificate of Incorporation of Cowles/Simba Information, Inc.(10)
3.73	—Certificate of Amendment to Certificate of Incorporation of Cowles/Simba Information, Inc. (changing name to Simba Information Inc.)(12)
3.74	—By-laws of Cowles/Simba Information, Inc.(10)
3.75	—Certificate of Incorporation of The Virtual Flyshop, Inc.(**)
3.76	—By-laws of The Virtual Flyshop, Inc.(**)
3.77	—Certificate of Incorporation of PRIMEDIA Companies Inc.(18)
3.78	—By-laws of PRIMEDIA Companies, Inc.(18)
3.79	—Certificate of Incorporation of PRIMEDIA Leisure Group Inc.(18)
3.80	—By-laws of PRIMEDIA Leisure Group Inc.(18)
3.81	—Certificate of Incorporation of PRIMEDIA Specialty Group Inc.(18)
3.82	—By-laws of PRIMEDIA Specialty Group Inc.(18)
3.83	—Certificate of Incorporation of Media Central IP Corp.(25)
3.84	—By-laws of Media Central IP Corp.(25)
3.85	—Third Amended and Restated Certificate of Incorporation of About, Inc.(**)
3.86	—Second Amended and Restated By-laws of About, Inc.(**)
4.1	—10 1/4% Senior Note Indenture (including form of note and form of guarantee)(5)
4.2	—8 1/2% Senior Note Indenture (including forms of note and guarantee)(6)
4.3	—Form of Class D Subordinated Debenture Indenture (including form of debenture)(7)
4.4	—Form of Class F Subordinated Debenture Indenture (including form of debenture)(9)
4.5	—Form of Class H Subordinated Debenture Indenture (including form of debenture)(11)
4.6	—7 5/8% Senior Note Indenture (including form of note and form of guarantee)(11)
4.7	—8 7/8% Senior Note Indenture (including forms of note and guarantee)(16)
4.8	—8% Senior Note Indenture (including form of note and form of guarantee)(23)

4.9	—Form of 8% Senior Note due 2013(**)
4.10	—Registration Rights Agreement, dated as of May 15, 2003 by and among PRIMEDIA Inc., certain of its subsidiaries and J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the initial purchasers(**)
5.1	—Opinion of Simpson Thacher & Bartlett LLP as to the legality of the securities being registered(**)
5.2	—Opinion of Gelfand Stein & Wasson LLP, special counsel to IntelliChoice, Inc., Kagan Media Appraisals, Inc., Kagan Seminars, Inc. and McMullen Argus Publishing, Inc.(**)
5.3	—Opinion of Day, Berry & Howard LLP, special counsel to Simba Information Inc.(**)
5.4	—Opinion of Wolf, Block, Schorr and Solis-Cohen LLP, special counsel to PRIMEDIA Enthusiast Publications, Inc.(**)
10.1	—Credit Agreement dated as of June 20, 2001, with The Chase Manhattan Bank, as administrative agent, Bank of America N.A., as syndication agent, and The Bank of New York and The Bank of Nova Scotia, as co-documentation agents(18)
10.2	—Pledge Agreement, Subsidiary Guaranty and Contribution Agreement (with respect to Exhibit 10.1) (**)
10.3	—First Amendment, dated as of June 31, 2003, with JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as administrative agent, Bank of America N.A., as syndication agent, and The Bank of New York and The Bank of Nova Scotia, as co-documentation agents(24)
†10.4	—Form of Amended and Restated K-III 1992 Stock Purchase and Option Plan(4)
†10.5	—Amendment No. 1 to the 1992 Stock Purchase and Option Plan Amended and Restated as of March 5, 1997(8)
†10.6	—Form of Common Stock Purchase Agreement between K-III and senior management(2)
†10.7	—Form of Common Stock Purchase Agreement between K-III and various purchasers(2)
†10.8	—Form of Non-Qualified Stock Option Agreement between K-III and various employees(2)
10.9	—Form of Common Stock Purchase Agreement between K-III and senior management(2)
10.10	—Form of Common Stock Purchase Agreement between K-III and various purchasers(2)
10.11	—Form of Securities Purchase Agreement between PRIMEDIA Inc. and KKR 1996 Fund L.P.(12)
†10.12	—Form of Non-Qualified Stock Option Agreement between K-III and various employees(2)
†10.13	—Form of Incentive and Performance Stock Option Agreement under the PRIMEDIA Inc. Stock Purchase and Options Plan(20)

10.14	—Amended Registration Rights Agreement dated as of February 5, 1998, among PRIMEDIA Inc., KKR 1996 Fund L.P., MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P. and KKR Partners II, L.P. with respect to common stock of K-III(12)
10.15	—Securities Purchase Agreement (Common) dated as of August 24, 2001, between PRIMEDIA Inc. and KKR 1996 Fund L.P.(18)
10.16	—Securities Purchase Agreement (Preferred) dated as of August 24, 2001, between PRIMEDIA Inc. and KKR 1996 Fund L.P.(18)
10.17	—Stock Option Agreement dated as of July 26, 2002, between PRIMEDIA Inc. and Capstone Consulting LLC(22)
†10.18	—Executive Incentive Compensation Plan(5)
†10.19	—1995 Restoration Plan(5)
†10.20	—Agreement, dated as of October 14, 2003, between PRIMEDIA Inc. and Kelly Conlin(25)
†10.21	—Agreement, dated as of October 27, 1999, between PRIMEDIA Inc. and Thomas S. Rogers and Amendment I dated as of October 27, 1999(13)
†10.22	—Stock Option Agreement dated December 3, 1999 between PRIMEDIA Inc. and Thomas Rogers(18)
†10.23	—Agreement dated February 25, 2000 between PRIMEDIA Inc. and David Ferm(17)
†10.24	—Amendment dated as of June 20, 2002 and Amendment dated as of August 20, 2002 to Agreement dated February 25, 2000 between PRIMEDIA Inc. and David Ferm(22)
†10.25	—Incentive and Performance Stock Option Agreement under the 1992 PRIMEDIA Inc. Stock Purchase and Option Plan, as amended, dated July 1, 2002 between PRIMEDIA Inc. and David Ferm(21)
†10.26	—Separation and Release Agreement dated as of December 31, 2003 by and between David Ferm and PRIMEDIA Inc.(25)
†10.27	—Agreement dated April 19, 2002, between PRIMEDIA Inc. and Charles McCurdy(19)
†10.28	—Option Extension Agreement dated April 7, 2001, between PRIMEDIA Inc. and Charles McCurdy(18)
†10.29	—Separation Agreement dated as of December 2, 2003, between Charles G. McCurdy and PRIMEDIA Inc.(25)
†10.30	—Agreement dated April 2, 2001, between PRIMEDIA Inc. and Beverly Chell(18)
†10.31	—Option Extension Agreement dated April 7, 2001, between PRIMEDIA Inc. and Beverly Chell(18)
†10.32	—Separation and Release Agreement dated as of February 12, 2004, between Thomas S. Rogers and PRIMEDIA Inc.(25)
†10.33	—Letter Agreement dated April 1, 1998, between Robert Metz and Haas Publishing Companies, Inc.(25)
†10.34	—PRIMEDIA Inc. 2001 Stock Incentive Plan(15)
12.1	—Statement Re Computation of Ratios (**)
21	—Subsidiaries of PRIMEDIA(25)

23.1	—Consent of Independent Registered Public Accounting Firm(*)
23.2	—Consent of Simpson Thacher & Bartlett LLP (**) (contained in Exhibit 5.1)
23.3	—Consent of Gelfand Stern & Wasson LLP (**) (contained in Exhibit 5.2)
23.4	—Consent of Day, Berry & Howard LLP (**) (contained in Exhibit 5.3)
23.5	—Consent of Wolf, Block, Schorr and Solis-Cohen LLP (**) (contained in Exhibit 5.4)
24.1	—Power of Attorney(**)
25.1	—Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York as Trustee(**)
99.1	—Form of Letter of Transmittal(**)
99.2	—Form of Notice of Guaranteed Delivery(**)
99.3	—Form of Exchange Agent Agreement between The Bank of New York and PRIMEDIA to be used in connection with the exchange offer(**)

(1)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 1-11106.

(2)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-1, File No. 33-46116.

(3)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-1, File No. 33-77520.

(4)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-1, File No. 33-96516.

(5)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 1-11106.

(6)
Incorporated by reference to K-III Communications Corporation's Form 10-K for the year ended December 31, 1995, File No. 1-11106.

(7)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-4, File No. 333-03691.

(8)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-11106.

(9)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-4, File No. 333-38451.

(10)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-11106.

(11)
Incorporated by reference to PRIMEDIA Inc.'s Registration Statement on Form S-4, File No. 333-51891.

(12)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 1-11106.

(13)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, File No. 1-11106.

(14)
Incorporated by reference to PRIMEDIA Inc.'s Registration Statement on Form S-4, File No. 333-54540.

(15)
Incorporated by reference to PRIMEDIA Inc.'s Registration Statement on Form S-8, File No. 333-56300.

(16)
Incorporated by reference to Exhibit 4.7 filed with PRIMEDIA Inc.'s Registration Statement Form S-4 (Registration No 333-67804).

(17)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 1-11106.

(18)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-11106.

(19)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, File No. 1-11106.

(20)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 1-11106.

(21)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 1-11106.

(22)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-11106

(23)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File N0. 1-11106.

(24)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File N0. 1-11106.

(25)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2003, File No. 1-11106.

†
Executive contract or compensation plan or arrangement.

(*)
Filed herewith.

(**)
Previously filed.

Item 22. Undertakings

        The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrants have duly caused this Amendment No. 3 to Form S-4 Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 29, 2004.

PRIMEDIA INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Vice Chairman, General Counsel and Secretary
ABOUT, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
CANOE & KAYAK, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
CHANNEL ONE COMMUNICATIONS CORP.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
COVER CONCEPTS MARKETING SERVICES, LLC
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
CSK PUBLISHING COMPANY INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

FILMS FOR THE HUMANITIES & SCIENCES, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
GO LO ENTERTAINMENT, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
HAAS PUBLISHING COMPANIES, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
HACIENDA PRODUCTIONS, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
HPC BRAZIL, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
INTELLICHOICE, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA BUSINESS MAGAZINES & MEDIA INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

KAGAN MEDIA APPRAISALS, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
KAGAN SEMINARS, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
KAGAN WORLD MEDIA, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
MCMULLEN ARGUS PUBLISHING, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
MEDIA CENTRAL IP CORP.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
MOTOR TREND AUTO SHOWS INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PAUL KAGAN ASSOCIATES, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

PRIMEDIA COMPANIES INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA FINANCE SHARED SERVICES, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA HOLDINGS III INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA INFORMATION INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA MAGAZINES INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA MAGAZINE FINANCE INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA SPECIAL INTEREST PUBLICATIONS INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

PRIMEDIA WORKPLACE LEARNING LLC
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA WORKPLACE LEARNING LP
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA ENTHUSIAST PUBLICATIONS, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
SIMBA INFORMATION INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
THE VIRTUAL FLYSHOP, INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA LEISURE GROUP INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary
PRIMEDIA SPECIALTY GROUP INC.
By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Form S-4 Registration Statement has been signed below by the following persons in the capacities indicated on October 29, 2004.

Name	Title	Date

* (Kelly P. Conlin)	President, Chief Executive Officer and Director	October 29, 2004
* (Matthew A. Flynn)	Senior Vice President, Chief Financial Officer and Treasurer	October 29, 2004
* (Robert J. Sforzo)	Senior Vice President, Chief Accounting Officer and Controller	October 29, 2004
* (Dean B. Nelson)	Chairman of the Board and Director	October 29, 2004
* (Joseph Y. Bae)	Director	October 29, 2004
* (David Bell)	Director	October 29, 2004
* (Beverly C. Chell)	Vice Chairman, Secretary and Director	October 29, 2004
* (Timothy D. Dattels)	Director	October 29, 2004
* (Meyer Feldberg)	Director	October 29, 2004
* (Perry Golkin)	Director	October 29, 2004
* (H. John Greeniaus)	Director	October 29, 2004

* (Henry R. Kravis)	Director	October 29, 2004
*By:	/s/ BEVERLY C. CHELL (Beverly C. Chell) Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	—Agreement and Plan of Merger among PRIMEDIA Inc., Abracadabra Acquisition Corporation and About.com, Inc. dated as of October 29, 2000(14)
2.2	—Stock Purchase Agreement dated as of July 1, 2001, among Emap PLC, Emap America Partners, Emap Inc. and PRIMEDIA Inc.(17)
3.1	—Certificate of Incorporation of K-III(4)
3.2	—Certificate of Amendment to Certificate of Incorporation of K-III (changing name from K-III to PRIMEDIA Inc.)(10)
3.3	—Certificate of Amendment to Certificate of Incorporation of PRIMEDIA Inc.(20)
3.4	—Certificate of Designations of the Series D Preferred Stock(7)
3.5	—Certificate of Designations of the Series F Preferred Stock(9)
3.6	—Certificate of Designations of the Series H Preferred Stock(11)
3.7	—Certificate of Designations of the Series K Preferred Stock(18)
3.8	—Certificate of Designations of the Series J Preferred Stock(18)
3.9	—Amended and Restated By-laws of K-III.(4)
3.10	—Certificate of Incorporation of Intertec Publishing Corporation(2)
3.11	—Certificate of Amendment to Certificate of Incorporation of Intertec Publishing Corporation (changing name to PRIMEDIA Intertec Corporation)(12)
3.12	—Certificate of Amendment to Certificate of Incorporation of Intertec Publishing Corporation (changing name from PRIMEDIA Intertec Corporation to Intertec Publishing Corporation)(13)
3.13	—Amended and Restated By-laws of Intertec Publishing Corporation(2)
3.14	—Certificate of Amendment to Certificate of Incorporation of PRIMEDIA Business Magazines & Media Inc. (changing name from Intertec Publishing Corporation)(18)
3.15	—Certificate of Incorporation of Newbridge Communications, Inc.(2)
3.16	—Certificate of Amendment to Certificate of Incorporation of Newbridge Communications, Inc. (changing name to Films for the Humanities and Sciences, Inc.)(10)
3.17	—By-laws of Newbridge Communications, Inc.(2)
3.18	—Certificate of Incorporation of K-III Directory Corporation(1)
3.19	—Certificate of Amendment to Certificate of Incorporation of K-III Directory Corporation (changing name to PRIMEDIA Information Inc.)(10)
3.20	—By-laws of K-III Directory Corporation(1)
3.21	—Certificate of Incorporation of K-III Magazine Corporation.(2)
3.22	—Certificate of Amendment to Certificate of Incorporation of K-III Magazine Corporation (changing name to PRIMEDIA Magazines Inc.)(10)
3.23	—By-laws of K-III Magazine Corporation(2)
3.24	—Certificate of Incorporation of K-III Magazine Finance Corporation(2)
3.25	—Certificate of Amendment to Certificate of Incorporation of K-III Magazine Finance Corporation (changing name to PRIMEDIA Magazines Finance Inc.)(10)
3.26	—By-laws of K-III Magazine Finance Corporation(2)
3.27	—Certificate of Incorporation of K-III Holdings Corporation III(2)
3.28	—Certificate of Amendment to Certificate of Incorporation of K-III Holdings Corporation III (changing name to PRIMEDIA Holdings III Inc.)(10)

3.29	—By-laws of K-III Holdings Corporation III(2)
3.30	—Certificate of Incorporation of Haas Publishing Companies, Inc.(3)
3.31	—By-laws of Haas Publishing Companies, Inc.(3)
3.32	—Certificate of Incorporation of Channel One Communications Corp.(5)
3.33	—By-laws of Channel One Communications Corp.(5)
3.34	—Certificate of Incorporation of PJS Publications, Inc.(5)
3.35	—Certificate of Amendment to Certificate of Incorporation of PJS Publications, Inc. (changing name to PRIMEDIA Special Interest Publications Inc.)(10)
3.36	—By-laws of PJS Publications, Inc.(5)
3.37	—Certificate of Incorporation of Hacienda Productions, Inc.(22)
3.38	—By-laws of Hacienda Productions, Inc.(22)
3.39	—Certificate of Incorporation of HPC Brazil, Inc.(22)
3.40	—By-laws of HPC Brazil, Inc.(22)
3.41	—Certificate of Incorporation of Motor Trend Auto Shows Inc.(23)
3.42	—By-laws of Motor Trend Auto Inc.(23)
3.43	—Certificate of Incorporation of Kagan Media Appraisals, Inc.(22)
3.44	—By-laws of Kagan Media Appraisals, Inc.(22)
3.45	—Certificates of Incorporation of Kagan Seminars, Inc.(22)
3.46	—By-laws of Kagan Seminars, Inc.(22)
3.47	—Certificate of Incorporation of Kagan World Media, Inc.(22)
3.48	—By-laws of Kagan World Media, Inc.(22)
3.49	—Certificate of Incorporation of Paul Kagan Associates, Inc.(22)
3.50	—By-laws of Paul Kagan Associates, Inc.(22)
3.51	—Certificate of Incorporation of PRIMEDIA Finance Shares Services, Inc.(22)
3.52	—By-laws of PRIMEDIA Finance Shares Services, Inc.(22)
3.53	—Certificate of Formation of PRIMEDIA Workplace Learning LLC(22)
3.54	—Limited Liability Company Agreement of PRIMEDIA Workplace Learning LLC(22)
3.55	—Certificate of Limited Partnership of PRIMEDIA Workplace Learning LP(22)
3.56	—Limited Partnership Agreement of PRIMEDIA Workplace Learning LP(22)
3.57	—Certificate of Incorporation of McMullen Argus Publishing, Inc.(8)
3.58	—By-laws of McMullen Argus Publishing, Inc.(8)
3.59	—Certificate of Formation of Cover Concepts Marketing Services, LLC(10)
3.60	—Limited Liability Company Agreement of Cover Concepts Marketing Services, LLC(10)
3.61	—Certificate of Incorporation of CSK Publishing Company Incorporated(10)
3.62	—By-laws of CSK Publishing Company Incorporated(10)
3.63	—Certificate of Incorporation of GO LO Entertainment, Inc.(22)
3.64	—By-laws of GO LO Entertainment, Inc.(22)
3.65	—Certificate of Incorporation of IntelliChoice, Inc.(10)
3.66	—By-laws of IntelliChoice, Inc.(10)
3.67	—Certificate of Incorporation of Canoe & Kayak, Inc.(10)
3.68	—By-laws of Canoe & Kayak, Inc.(10)
3.69	—Certificate of Amendment to Certificate of Incorporation of Cowles Enthusiast Media, Inc. (changing name to PRIMEDIA Enthusiast Publications, Inc.)(12)

3.70	—Certificate of Incorporation of Cowles Enthusiast Media, Inc.(10)
3.71	—By-laws of Cowles Enthusiast Media, Inc.(10)
3.72	—Certificate of Incorporation of Cowles/Simba Information, Inc.(10)
3.73	—Certificate of Amendment to Certificate of Incorporation of Cowles/Simba Information, Inc. (changing name to Simba Information Inc.)(12)
3.74	—By-laws of Cowles/Simba Information, Inc.(10)
3.75	—Certificate of Incorporation of The Virtual Flyshop, Inc.(**)
3.76	—By-laws of The Virtual Flyshop, Inc.(**)
3.77	—Certificate of Incorporation of PRIMEDIA Companies Inc.(18)
3.78	—By-laws of PRIMEDIA Companies, Inc.(18)
3.79	—Certificate of Incorporation of PRIMEDIA Leisure Group Inc.(18)
3.80	—By-laws of PRIMEDIA Leisure Group Inc.(18)
3.81	—Certificate of Incorporation of PRIMEDIA Specialty Group Inc.(18)
3.82	—By-laws of PRIMEDIA Specialty Group Inc.(18)
3.83	—Certificate of Incorporation of Media Central IP Corp.(25)
3.84	—By-laws of Media Central IP Corp.(25)
3.85	—Third Amended and Restated Certificate of Incorporation of About, Inc.(**)
3.86	—Second Amended and Restated By-laws of About, Inc.(**)
4.1	—10 1/4% Senior Note Indenture (including form of note and form of guarantee)(5)
4.2	—8 1/2% Senior Note Indenture (including forms of note and guarantee)(6)
4.3	—Form of Class D Subordinated Debenture Indenture (including form of debenture)(7)
4.4	—Form of Class F Subordinated Debenture Indenture (including form of debenture)(9)
4.5	—Form of Class H Subordinated Debenture Indenture (including form of debenture)(11)
4.6	—7 5/8% Senior Note Indenture (including form of note and form of guarantee)(11)
4.7	—8 7/8% Senior Note Indenture (including forms of note and guarantee)(16)
4.8	—8% Senior Note Indenture (including form of note and form of guarantee)(23)
4.9	—Form of 8% Senior Note due 2013(**)
4.10	—Registration Rights Agreement, dated as of May 15, 2003 by and among PRIMEDIA Inc., certain of its subsidiaries and J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the initial purchasers(**)
5.1	—Opinion of Simpson Thacher & Bartlett LLP as to the legality of the securities being registered(**)
5.2	—Opinion of Gelfand Stein & Wasson LLP, special counsel to IntelliChoice, Inc., Kagan Media Appraisals, Inc., Kagan Seminars, Inc. and McMullen Argus Publishing, Inc.(**)
5.3	—Opinion of Day, Berry & Howard LLP, special counsel to Simba Information Inc.(**)
5.4	—Opinion of Wolf, Block, Schorr and Solis-Cohen LLP, special counsel to PRIMEDIA Enthusiast Publications, Inc.(**)
10.1	—Credit Agreement dated as of June 20, 2001, with The Chase Manhattan Bank, as administrative agent, Bank of America N.A., as syndication agent, and The Bank of New York and The Bank of Nova Scotia, as co-documentation agents(18)

10.2	—Pledge Agreement, Subsidiary Guaranty and Contribution Agreement (with respect to Exhibit 10.1)(**)
10.3	—First Amendment, dated as of June 31, 2003, with JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as administrative agent, Bank of America N.A., as syndication agent, and The Bank of New York and The Bank of Nova Scotia, as co-documentation agents(24)
†10.4	—Form of Amended and Restated K-III 1992 Stock Purchase and Option Plan(4)
†10.5	—Amendment No. 1 to the 1992 Stock Purchase and Option Plan Amended and Restated as of March 5, 1997(8)
†10.6	—Form of Common Stock Purchase Agreement between K-III and senior management(2)
†10.7	—Form of Common Stock Purchase Agreement between K-III and various purchasers(2)
†10.8	—Form of Non-Qualified Stock Option Agreement between K-III and various employees(2)
10.9	—Form of Common Stock Purchase Agreement between K-III and senior management(2)
10.10	—Form of Common Stock Purchase Agreement between K-III and various purchasers(2)
10.11	—Form of Securities Purchase Agreement between PRIMEDIA Inc. and KKR 1996 Fund L.P.(12)
†10.12	—Form of Non-Qualified Stock Option Agreement between K-III and various employees(2)
†10.13	—Form of Incentive and Performance Stock Option Agreement under the PRIMEDIA Inc. Stock Purchase and Options Plan(20)
10.14	—Amended Registration Rights Agreement dated as of February 5, 1998, among PRIMEDIA Inc., KKR 1996 Fund L.P., MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P. and KKR Partners II, L.P. with respect to common stock of K-III(12)
10.15	—Securities Purchase Agreement (Common) dated as of August 24, 2001, between PRIMEDIA Inc. and KKR 1996 Fund L.P.(18)
10.16	—Securities Purchase Agreement (Preferred) dated as of August 24, 2001, between PRIMEDIA Inc. and KKR 1996 Fund L.P.(18)
10.17	—Stock Option Agreement dated as of July 26, 2002, between PRIMEDIA Inc. and Capstone Consulting LLC(22)
†10.18	—Executive Incentive Compensation Plan(5)
†10.19	—1995 Restoration Plan(5)
†10.20	—Agreement, dated as of October 14, 2003, between PRIMEDIA Inc. and Kelly Conlin(25)
†10.21	—Agreement, dated as of October 27, 1999, between PRIMEDIA Inc. and Thomas S. Rogers and Amendment I dated as of October 27, 1999(13)
†10.22	—Stock Option Agreement dated December 3, 1999 between PRIMEDIA Inc. and Thomas Rogers(18)
†10.23	—Agreement dated February 25, 2000 between PRIMEDIA Inc. and David Ferm(17)
†10.24	—Amendment dated as of June 20, 2002 and Amendment dated as of August 20, 2002 to Agreement dated February 25, 2000 between PRIMEDIA Inc. and David Ferm(22)

†10.25	—Incentive and Performance Stock Option Agreement under the 1992 PRIMEDIA Inc. Stock Purchase and Option Plan, as amended, dated July 1, 2002 between PRIMEDIA Inc. and David Ferm(21)
†10.26	—Separation and Release Agreement dated as of December 31, 2003 by and between David Ferm and PRIMEDIA Inc.(25)
†10.27	—Agreement dated April 19, 2002, between PRIMEDIA Inc. and Charles McCurdy(19)
†10.28	—Option Extension Agreement dated April 7, 2001, between PRIMEDIA Inc. and Charles McCurdy(18)
†10.29	—Separation Agreement dated as of December 2, 2003, between Charles G. McCurdy and PRIMEDIA Inc.(25)
†10.30	—Agreement dated April 2, 2001, between PRIMEDIA Inc. and Beverly Chell(18)
†10.31	—Option Extension Agreement dated April 7, 2001, between PRIMEDIA Inc. and Beverly Chell(18)
†10.32	—Separation and Release Agreement dated as of February 12, 2004, between Thomas S. Rogers and PRIMEDIA Inc.(25)
†10.33	—Letter Agreement dated April 1, 1998, between Robert Metz and Haas Publishing Companies, Inc.(25)
†10.34	—PRIMEDIA Inc. 2001 Stock Incentive Plan(15)
12.1	—Statement Re Computation of Ratios(**)
21	—Subsidiaries of PRIMEDIA(25)
23.1	—Consent of Independent Registered Public Accounting Firm(*)
23.2	—Consent of Simpson Thacher & Bartlett LLP (**)(contained in Exhibit 5.1)
23.3	—Consent of Gelfand Stern & Wasson LLP (**) (contained in Exhibit 5.2)
23.4	—Consent of Day, Berry & Howard LLP (**) (contained in Exhibit 5.3)
23.5	—Consent of Wolf, Block, Schorr and Solis-Cohen LLP (**) (contained in Exhibit 5.4)
24.1	—Power of Attorney(**)
25.1	—Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York as Trustee(**)
99.1	—Form of Letter of Transmittal(**)
99.2	—Form of Notice of Guaranteed Delivery(**)
99.3	—Form of Exchange Agent Agreement between The Bank of New York and PRIMEDIA to be used in connection with the exchange offer(**)

(1)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 1-11106.

(2)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-1, File No. 33-46116.

(3)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-1, File No. 33-77520.

(4)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-1, File No. 33-96516.

(5)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 1-11106.

(6)
Incorporated by reference to K-III Communications Corporation's Form 10-K for the year ended December 31, 1995, File No. 1-11106.

(7)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-4, File No. 333-03691.

(8)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-11106.

(9)
Incorporated by reference to K-III Communications Corporation's Registration Statement on Form S-4, File No. 333-38451.

(10)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-11106.

(11)
Incorporated by reference to PRIMEDIA Inc.'s Registration Statement on Form S-4, File No. 333-51891.

(12)
Incorporated by reference to K-III Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 1-11106.

(13)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, File No. 1-11106.

(14)
Incorporated by reference to PRIMEDIA Inc.'s Registration Statement on Form S-4, File No. 333-54540.

(15)
Incorporated by reference to PRIMEDIA Inc.'s Registration Statement on Form S-8, File No. 333-56300.

(16)
Incorporated by reference to Exhibit 4.7 filed with PRIMEDIA Inc.'s Registration Statement Form S-4 (Registration No 333-67804).

(17)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 1-11106.

(18)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-11106.

(19)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, File No. 1-11106.

(20)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 1-11106.

(21)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 1-11106.

(22)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-11106

(23)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File N0. 1-11106.

(24)
Incorporated by reference to PRIMEDIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File N0. 1-11106.

(25)
Incorporated by reference to PRIMEDIA Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2003, File No. 1-11106.

†
Executive contract or compensation plan or arrangement.

(*)
Filed herewith.

(**)
Previously filed.

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TABLE OF ADDITIONAL REGISTRANT GUARANTORS
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
Our Company
Recent Developments
Summary of Terms of the Exchange Offer
Summary of Terms of the New Notes
Selected Consolidated Financial Information
RISK FACTORS
Risk Factors Relating to Our Business
Risk Factors Relating to the Exchange Offer
Risk Factors Relating to the New Notes
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
THE EXCHANGE OFFER
DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK ($ in thousands except for share amounts)
DESCRIPTION OF NEW NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX